UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.__)

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OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

DATE AND TIME

Thursday, June 15, 2023, at 9:30 a.m., Eastern Time.

LOCATION

The Annual Meeting is being held virtually. Stockholders may participate by dialing (844) 200-6205 for U.S. callers and (929) 526-1599 for international callers and entering Access Code 601936.

RECORD DATE

Stockholders of record at the close of business on April 17, 2023, are the only stockholders entitled to notice of, and to vote at, the annual meeting.

MATERIALS

These proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) were first sent or made available to stockholders on or about May 1, 2023.

ITEMS OF BUSINESS

(1)	to elect eight directors to serve until the 2024 Annual Meeting of Stockholders of the Company;

(2)	to approve, on an advisory basis, the 2022 compensation for our Named Executive Officers as described in “How We Compensate Our Executives” and in the compensation data provided in the tables in the Proxy Statement;

(3)	to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our Named Executive Officers;

(4)	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023;

(5)	to amend our Amended and Restated Certificate of Incorporation to permit the exculpation of officers in certain circumstances as permitted by Delaware law; and

(6)	to transact such other business as may properly be brought before the Annual Meeting.

We are utilizing the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you received a printed copy of the materials, we have enclosed a copy of the 2022 Form 10-K with this Notice and the Proxy Statement.

It is very important that you are represented at the Annual Meeting and that your shares are voted. We urge you to vote as soon as possible by telephone, over the Internet, or by marking, signing and returning your proxy or voting instruction card. Your prompt consideration is greatly appreciated.

/s/ SUSAN ALLAN
Vice President, General Counsel and Corporate Secretary
Tampa, Florida
May 1, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 15, 2023: This Notice of Annual Meeting, Proxy Statement, and the 2022 Form 10-K are available at www.osg.com/investor-relations.

i

OVERSEAS SHIPHOLDING GROUP, INC.

302 Knights Run Avenue, Suite 1200

Tampa, FL 33602

PROXY STATEMENT

REMOTE PARTICIPATION IN THE ANNUAL MEETING

Our Annual Meeting will be held virtually. To participate in the Annual Meeting, dial (844) 200-6205 for U.S. callers and (929) 526-1599 for international callers and enter Access Code 601936. Please dial in ten minutes prior to the start of the call. Stockholders and other interested parties can listen to a live webcast of the Annual Meeting from the Investor Relations section of OSG’s website at www.osg.com.

Stockholders can ask questions by using the call-in option only. The call will be hosted by a moderator who will provide instructions on how to ask a question when the Q&A section of the meeting is set to begin. If you have technical difficulties in joining the meeting, you should email investor-relations@osg.com for assistance.

We urge you to vote as soon as possible by telephone or over the Internet. If you wish to vote on the date of the Annual Meeting or to change your vote, you may do so by sending an email to investor-relations@osg.com and attaching your proxy card or if your shares are held by a bank, broker, or other nominee, your voting instruction form and the legal proxy provided by your bank, broker or other nominee. This information is necessary in order for your vote to be counted. Your email must be received by 9:35 a.m. (ET) on Thursday, June 15, 2023 in order for your vote to be counted (or your change of vote to be effective).

An audio replay of the Annual Meeting will be available for 30 days starting June 15, 2023 until July 15, 2023 by dialing (866) 813-9403 for U.S. callers and (929) 458-6194 for international callers and entering Access Code 965903.

PROXY SUMMARY

This summary provides an overview of the information contained in the Proxy Statement. It is not intended to provide all of the information in the Proxy Statement, which we recommend that you read and consider prior to voting. We also invite you to review our 2022 Form 10-K and our recently issued Sustainability Report (the “Sustainability Report”) to obtain a more comprehensive discussion of Overseas Shipholding Group, Inc.

OSG qualifies as a Smaller Reporting Company under SEC rules. As a Smaller Reporting Company, we are permitted to omit certain disclosures from this Proxy Statement that are required for larger companies, including some additional disclosures relating to executive compensation. However, we recognize the importance of transparency and, accordingly, have chosen to provide certain compensation-related disclosures that we are not required to provide.

Voting Matters

Our stockholders are being asked to vote on the following matters at our 2023 Annual Meeting:

PROPOSALS	BOARD RECOMMENDATIONS

PROPOSAL 1. Election of Directors

The Board and the Corporate Governance and Risk Assessment Committee believe that each of the director nominees possess the experience and qualifications necessary to provide quality guidance to the Company’s management and effective oversight of the Company and ask our stockholders to vote in favor of the election of each director nominee.

FOR Each Director Nominee
PROPOSAL 2. Advisory vote to approve the compensation of the Named Executive Officers for 2022

The Human Resources and Compensation Committee believes that the compensation paid to our Named Executive Officers and our overall pay practices are proper and supportable, and asks our stockholders to cast a favorable non-binding advisory vote on the compensation of the Named Executive Officers (the “say-on-pay” vote) as described in “How We Compensate Our Executives” and in the compensation data provided in the tables within this Proxy Statement.

FOR
PROPOSAL 3. Advisory vote to approve the frequency of future advisory votes to approve the compensation of the Named Executive Officers

Stockholders may vote to hold a say-on-pay vote every one, two, or three years, or may abstain from voting. In 2017, the stockholders voted to hold the say-on-pay vote every year, which has been done. While this vote is non-binding, the Board and Human Resources and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of future say-on-pay votes. The Board asks that our stockholders continue to vote for a frequency of every one (1) year. In the future, OSG will continue to provide a “say-on-frequency” vote at least once every six years.

FOR Every One (1) Year
PROPOSAL 4. Ratification of appointment of the independent registered public accounting firm.

The Audit Committee believes it to be in the best interest of the Company and its stockholders to retain the services of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending December 31, 2023 and asks stockholders to ratify this appointment.

FOR
PROPOSAL 5. Approval to amend the Company’s certificate of incorporation to permit the exculpation of officers in certain circumstances, as permitted by the State of Delaware.

The Board and the Corporate Governance and Risk Assessment Committee believe that it is appropriate to amend the Company’s Certificate of Incorporation to permit the exculpation of certain officers in certain circumstances, as permitted by the State of Delaware, and ask the stockholders to vote in favor of this amendment.

FOR

Company Overview

OSG is a leading provider of energy transportation services, delivering crude oil and petroleum products to major oil companies and refiners. OSG’s 21-vessel U.S. flag fleet consists of three Suezmax crude oil tankers doing business in Alaska, four articulated tug-barge units, three shuttle tankers, seven medium range tankers, one tanker in cold layup, and three non-Jones Act tankers, two of which participate in the U.S. Maritime Security Program. We provide safe, efficient, and reliable transportation to our customers and strive to ensure the highest standards of safety and environmental compliance throughout our organization. In this Proxy Statement, we sometimes refer to OSG as the “Company,” “we,” “our,” or “us.” In addition, except where stated otherwise, our website and the information posted on or connected to our website is not incorporated by reference in this Proxy Statement.

Board Highlights

BOARD OF DIRECTORS (as of April 3, 2023)				OSG Committee Membership
Name	Age	Tenure years(1)	Primary Occupation	A	C	G
Douglas Wheat (Non-Executive Chairman)	72	9	Managing Partner of Wheat Investments
Rebecca K. DeLaet	55	3	Former CFO of O.G. Energy	X	X
Joseph I. Kronsberg	40	8	Former Partner at Cyrus Capital Partners, L.P.	X
Anja L. Manuel (2)	48	6	Founding Partner at Rice, Hadley, Gates & Manuel LLC		X	X*
Samuel H. Norton	64	9	CEO and President of OSG
John P. Reddy	70	5	Former CFO of Spectra Energy and private investor	X*
Julie E. Silcock	67	5	Senior Advisor to CDX Advisors		X*	X
Gary Eugene Taylor	69	9	Former member of U.S. Congress			X

* Indicates Chair of the Committee

A - Audit Committee

C - Human Resources and Compensation Committee

G - Corporate Governance and Risk Assessment Committee

(1)	The average tenure of the independent directors is 6.4 years.
(2)	Anja L. Manuel is a current director but is not running for re-election. Elaine D. Luria, former U.S. Representative for the Second District of Virginia, will be running for election in place of Ms. Manuel.

Governance Highlights

OSG is committed to maintaining leading corporate governance practices. We believe that sound governance policies encourage accountability of the Board and management, improve our standing within our industry, and promote the long-term interests of our stockholders.

Board Leadership Structure and Independence

●	We separate the roles of the CEO and Chairman and have an independent, non-executive Chairman of the Board.

●	Women comprise 37.5% of our Board slate.

●	All of our directors and nominees are independent, other than our CEO.

●	Our Board is actively engaged in director succession planning and considers diversity, among other selection criteria.

Board Practices and Oversight

●	Regular executive sessions consisting of the independent directors only provide independent directors an opportunity to meet in private.

●	The average attendance by directors at Board and Committee meetings in 2022 was over 90%.

●	Oversight of risk management occurs within each Committee, as well as by the Board.

●	Quarterly oversight of environmental, safety, and social risks of the Company, including climate-change related risks, matters of gender equality.

●	Our Corporate Governance Guidelines provide for consideration of average tenure of the directors.

Board Policies and Experience

●	We prohibit hedging and pledging of securities owned by directors and employees.

●	Our directors and officers are required to retain ownership of a certain level of OSG stock in accordance with stock ownership guidelines.

●	Directors possess a wide range of financial, energy, governance and transportation services experience, including service on other public and non-profit boards and prior service in the U.S. Congress, resulting in diverse viewpoints.

●	Directors must inform the Corporate Governance and Risk Assessment Committee (the “Governance and Risk Committee”) of any changes in their principal occupation and prior to accepting outside board membership.

Executive Compensation

Consistent with our goal of enhancing stockholder value, we are committed to aligning executive compensation with our strategic short-term and long-term objectives, as well as with the interests of our stockholders. The compensation disclosed in the Summary Compensation Table and the other related tables reflects compensation decisions that were made in early 2022, and in prior years, and were based on the terms of employment agreements. The section “How We Compensate Our Executives” describes our compensation program in detail.

Cybersecurity and Cyber Awareness

In order to maintain competitiveness, OSG must utilize technology and adapt our practices to maximize efficiency in the conduct of our business. For example, the COVID-19 pandemic forced our business to adjust to the work-from-home environment and to utilize technological tools as much as possible. We have digitized most of our documents and we utilize several software applications for data analytics on our operations.

While we recognize the valuable benefits that “going digital” can provide, OSG also takes cybersecurity threats very seriously. We communicate with the Cybersecurity and Infrastructure Security Agency and Federal Bureau of Investigation on threats specific to the maritime industry and corporate operations. Over the last three years, OSG has not experienced any material cyber security violation or occurrence. We have in place a cyber security plan. Regular oversight of matters relating to cybersecurity is provided by our Governance and Risk Committee, including annual reviews of the cyber security plan, our current practices, and cyber security-related regulations that impact us.

Our cybersecurity plan is designed to provide malware protection and control to our systems to protect the information and operating technology on board our vessels and in our corporate operations, providing for:

●	incident hotlines for suspicious cyber activity and/or breaches of security,

●	layered cybersecurity approaches, including next-generation software protections, and

●	annual information technology and cybersecurity training required for all employees.

Environmental and Social Initiatives - Moving Energy with Integrity

OSG is committed to operating one of the safest, cleanest and most reliable fleets in our industry. Our industry is heavily regulated, and we believe our operations are in substantial compliance with applicable regulations of the United States, the International Maritime Organization, the European Union and regional and local authorities on the prevention of oil spills, clean air and water, and carbon emissions.

The Governance and Risk Committee provides oversight of our environmental, social and governance policies and practices and its charter requires it to conduct quarterly reviews of risks in these areas.

OSG recently published a Sustainability Report which highlights key actions we have taken to decrease our environmental impact, provide a safe and healthy work environment, promote a responsible and equitable workplace, and provide quality governance practices. The Sustainability Report and our policies relating to health, safety, and environmental and social responsibility can be found on our website at www.osg.com/safety-and-environment. We have outlined a few key components of each of these policies below.

Health and Safety Policies. We focus on providing healthy and safe working conditions for both our crews and shoreside employees and seek to accomplish these goals by:

●	Following our established management system, which is designed to promote safe practices in ship operations, prevent damage to our vessels and the environment, prevent loss of human life and personal injury, and continuously improve the safety skills of personnel;

●	Maintaining and enforcing zero tolerance for any sexual assault or sexual harassment, the use of drugs or alcohol by seafarers and in the office workplace, and discrimination based on race, gender, disability, or religion;

●	Maintaining a shipboard occupational health and safety program;

●	Oversight by the Governance and Risk Committee of OSG’s safety performance and related key performance indicators.

Environmental Protection and Social Responsibility Policies. Our policies and operating practices include:

●	Requiring all shoreside employees and seafarers to be trained on and committed to complying with our Code of Business Conduct and Ethics;

●	Endeavoring that all seafarers are informed, trained, and committed to complying with each vessel’s Ship Energy Efficiency Management Plan;

●	Requiring that all seafarers certify their understanding and acceptance of OSG’s Environmental Protection and Social Responsibility Policy as a condition of employment;

●	Allocating significant capital to lessen our environmental impact and remain compliant with all applicable regulations;

●	Installing ballast water treatment systems on our vessels;

●	Burning low sulfur content fuel in environmentally protected areas along the U.S. coastline; and

●	Oversight by our Governance and Risk Committee of the adequacy of OSG’s environmental initiatives and strategic planning.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

The nominees for election at the Annual Meeting are listed below. The nominees were selected by the Board upon the recommendation of the Governance and Risk Committee. Unless otherwise directed, proxies will be voted for the election of these nominees to serve until the 2024 Annual Meeting of Stockholders and until each of their successors is duly elected and qualified.

The Governance and Risk Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, and life experiences:

●	judgment, character, integrity, expertise, tenure, skills and knowledge useful to the oversight of OSG’s business;
●	status as “independent” or “audit committee financial expert” or “financially literate” as defined by the New York Stock Exchange (“NYSE”) and the SEC;
●	high level managerial, business or other relevant experience, including, but not limited to, experience in OSG’s industry or in areas relevant to OSG’s operations;
●	the candidate’s principal occupation and business associations;
●	absence of conflicts of interest;
●	status as a U.S. citizen for compliance with the Jones Act;
●	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters; and
●	average tenure of the Board as a whole.

As part of its annual assessment of Board structure and composition, the Governance and Risk Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The Committee also engages in succession planning and considers new candidates during this process. Upon an indication from Ms. Manuel that she might not stand for re-election, Ms. Luria was identified as a potential nominee by one of our existing Board members. Following interviews and due diligence, Ms. Luria was determined by the Committee to be a qualified candidate to join our Board.

The Governance and Risk Committee has evaluated the current nominees against the above criteria, and the Committee and the Board recommend that the stockholders elect all nominees at the Annual Meeting. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, the persons appointed by the Board and named as proxies in the proxy materials may vote their proxies for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director”.

Director	Business Experience during the Past Five Years and Other Information
Douglas D. Wheat Age: 72 Director and Chairman since 2014

Mr. Wheat is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners. Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of Directors of International Seaways, Inc. (a former wholly-owned division of OSG) and is also the Chairman of the Board of Directors of AMN Healthcare Services, Inc. (“AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including: Playtex Products (he also served as Chairman); Dr Pepper/Seven-Up Companies, Inc.; Dr Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas.

Skills and Qualifications

Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to our Board.

Rebecca DeLaet Age: 55 Director since 2020 Committees: Audit Compensation

Ms. DeLaet most recently served as the Chief Financial Officer of O.G. Energy (“OGE”) from 2018 until 2019. OGE is the energy arm of Ofer Global, a private portfolio of international businesses principally focused on shipping, real estate, energy, banking and investments. She served as a member of the Senior Management Committee of Ofer Global from 2004 to 2018. Ms. DeLaet also worked for Zodiac Finance, another division of Ofer Global, from 1990 to 2017 in positions of escalating authority as Vice President, Managing Director, and for the last seven years as President. She served on the Board of Directors and as Chair of the Audit Committee for both New Zealand Oil and Gas and Cue Energy Resources, publicly traded companies listed respectively on the New Zealand and Australian stock exchanges. She is currently the Director and Head of Finance for Team Image Synchronized Skating Team (a not-for-profit organization), a role which she has had since 2014. Ms. DeLaet holds a Bachelor of Science degree in Economics as well as a Master’s of Business Administration degree from the Wharton School of Business.

Skills and Qualifications

Ms. DeLaet’s substantial experience in the shipping industry and her financial expertise make her a valuable asset to our Board.

Joseph I. Kronsberg Age: 40 Director Since: 2015 Committee: Audit

Mr. Kronsberg is currently a Partner with Keyframe Capital Partners, LP. a firm focused on energy and energy transition as well as distressed investing. He served in various roles at Cyrus Capital Partners, L.P. from 2006 until 2021, including as Principal responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its mergers & acquisitions and restructuring departments. He currently serves as a Director of International Seaways, Inc. Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania, from which he graduated summa cum laude.

Skills and Qualifications

Mr. Kronsberg’s financial expertise and experience in investing and investment management make him a valuable asset to our Board.

Elaine D. Luria Age: 47 New Nominee

Ms. Luria served as the Representative for Virginia’s Second Congressional District from 2019 until 2023. While in Congress, she served as the Vice Chair of the House Armed Services Committee and as a member of the House Committees on Homeland Security and on Veterans’ Affairs. She also served as a member of the House Select Committee to Investigate the January 6th attack on the United States Capitol.

In Congress, Ms. Luria championed a strong military, supporting increased defense budgets, emphasizing shipbuilding and improving key capabilities in the Pacific. Ms. Luria was instrumental in the passage of the Promises to Address Comprehensive Toxics Act and was also a consistent voice on advanced nuclear technology. As a member of Congress, Ms. Luria was consistently lauded as one of the most bipartisan legislators and as the “most effective” freshman member of the House.

Before her election, Ms. Luria served two decades in the United States Navy, retiring at the rank of Commander, serving at sea on six ships as a nuclear-trained Surface Warfare Officer, with six deployments to the Middle East and Western Pacific, culminating her Navy career by commanding a combat-ready unit of 400 sailors. Ms. Luria graduated from the U.S. Naval Academy with a Bachelor of Science degree in Physics and History and received a Master’s of Engineering Management degree from Old Dominion University.

Skills and Qualifications

Ms. Luria’s record of experience in both government affairs, as well as naval defense and the shipping industry, make her an excellent candidate for our Board.

Samuel H. Norton Age: 63 Director since 2014

Mr. Norton was appointed Chief Executive Officer and President of OSG in December 2016. Prior to this appointment, he served as Senior Vice President and President and Chief Executive Officer of OSG’s U.S. Flag Strategic Business Unit from July 2016 and, prior to that, as a non-executive Director on OSG’s Board from 2014 to July 2016. In 2006 Mr. Norton co-founded SeaChange Maritime, LLC, an owner and operator of container ships, and served as its Chairman and Chief Executive Officer. Mr. Norton previously spent 17 years as a senior executive officer at Tanker Pacific Management (Singapore) Pte. Ltd. In 1995, Mr. Norton initiated and led the entry of the Sammy Ofer Group into the container segment and acquired and operated the first container vessels in the group’s fleet. While at Tanker Pacific, Mr. Norton also conceived and started a related business, Tanker Pacific Offshore Terminals, which owns and operates a fleet of floating, offshore oil storage terminals. Prior to joining the Ofer group, Mr. Norton played a lead role in the Asian distressed assets group of the First National Bank of Boston, a position which acquainted him with the shipping industry and the Ofer family. Mr. Norton holds a Bachelor of Arts degree in Chinese Language and Literature from Dartmouth College.

Skills and Qualifications

Mr. Norton’s substantial experience in the shipping industry and his current status as Chief Executive Officer and President of OSG make him a valuable asset to our Board.

John P. Reddy Age: 69 Director since 2018 Committee: Audit (Chair)

Mr. Reddy is currently a business consultant and private investor. From 2009 until 2017, he served as the Chief Financial Officer of Spectra Energy Corporation, a premier owner and operator of pipeline and midstream energy assets. Prior to that, he served as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation, the nation’s largest natural gas-only distributor, and in various financial roles with Pacific Enterprises Corporation. He currently serves on the Audit Committee and the Conflicts Committee of Hess Midstream LP. and chairs the Audit Committee of Overseas Shipholding Group, Inc. Mr. Reddy has also served as a member of PLH Group’s board from 2018 to 2022. Mr. Reddy is a graduate of the University of California at Los Angeles and holds a Master’s of Business Administration degree from the University of Southern California.

Skills and Qualifications

Mr. Reddy’s extensive experience in the energy sector, financial expertise, as well as service on the board of other publicly-traded companies make him a valuable asset to our Board.

Julie E. Silcock Age: 66 Director since 2018 Committees: Compensation (Chair) Governance and Risk

Ms. Silcock is a Partner at CDX Advisors, a tech-enabled investment bank, since June 2020. From 2009 to June 2020, she served as Managing Director and Co-Head of Southwest Investment Banking at Houlihan Lokey. Prior to that, she served as Managing Director and as Founder and Head of Southwest Investment Banking at Citigroup Global Markets, Inc. She currently serves on the boards of MoneyGram International, Inc. (NASDAQ: MGI), a publicly traded fintech company, Q4 Inc. (TSX: QFOR) a publicly traded capital markets platform, JC Skincare, a privately held beauty company, and the U.S. Ski & Snowboard Foundation, a nonprofit organization that supports winter Olympic athletes. She was formerly on the Boards of MESA Airlines Inc. (NASDAQ: MESA), a publicly traded company, and GreenHunter Resources, Inc. (NYSE: GRH), a publicly traded water reclamation company. Ms.Silcock earned her Master’s of Business Administration degree from Stanford Graduate School of Business and holds a Bachelor of Arts degree from Princeton University.

Skills and Qualifications

Ms. Silcock has over 35 years of Capital Markets and M&A experience in the investment banking industry, bringing extensive financial knowledge and experience to the Board. Ms. Silcock also brings to the Board valuable knowledge of strategic considerations including M&A, corporate governance, compensation and similar issues from her current and prior work in investment banking and service on other publicly traded companies’ boards of directors.

Gary Eugene Taylor Age: 68 Director since 2014 Committees: Governance and Risk

Mr. Taylor is a former member of the U.S. Congress, having served for 21 years until January 2011. Mr. Taylor was a senior member of the House Armed Services Committee and Chairman of the Seapower Subcommittee, providing oversight of expenditures for Navy and Marine Corps programs. As Chairman, Mr. Taylor worked with senior Navy leadership to develop a 30-year shipbuilding plan. As a member of the Merchant Marine Committee, Mr. Taylor helped guide passage of the Oil Pollution Act of 1990, the U.S. law that regulates the shipment of petroleum products in U.S. waters. Mr. Taylor also served as a senior member of the House Transportation and Infrastructure Committee. He co-chaired the Shipbuilding Caucus, the Coast Guard Caucus, the National Guard and Reserve Caucus and the Expeditionary Warfare Caucus. After leaving Congress, Mr. Taylor worked on business development for E.N. Bisso in the ship assist business on the Mississippi River. From September 2011 until December 2013, Mr. Taylor served as a consultant for Navistar Defense on the Mine Resistant Ambush Protected vehicle program. Mr. Taylor served as a Commissioner on the Hancock County Port and Harbor Commission from 2012 to 2014, providing oversight for the Port Bienville Industrial Park and Stennis International Airport in Hancock County, Mississippi. He is a graduate of Tulane University.

Skills and Qualifications

Mr. Taylor’s extensive expertise in shipping regulation makes him a valuable asset to our Board.

The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to support the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to set expectations as to how the Board, its committees, individual directors and management should perform their functions. The Board believes that the ethics, character, integrity and values of OSG’s directors and senior management remain the most important aspects of quality corporate governance. The Guidelines provide criteria for the selection of directors that include diversity. They are posted on OSG’s website, www.osg.com, and are available in print upon request. Under the Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member.

Board Leadership Structure. The Guidelines provide that the Board selects the Chief Executive Officer of OSG and may select a Chairman of the Board in the manner it considers in the best interests of OSG. The Guidelines provide that the Chairman may be a non-management director or the CEO.

OSG currently separates the role of CEO and Chairman, who is currently an independent director. The CEO and the Chairman are in frequent contact with one another and with senior management. They provide advice and recommendations to the full Board for its consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each meeting to address the interests and requirements of the stockholders and other stakeholders. The Board believes that the current leadership structure, given the individuals holding the leadership positions, is in the best interests of stockholders.

The Board, through its Governance and Risk Committee, periodically reviews the Board’s leadership structure to determine if it remains appropriate in light of OSG’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant.

Board Refreshment and Tenure. The Governance and Risk Committee identifies and recommends to the Board qualified candidates who possess the qualities determined to be necessary and effective so as to best serve the interests of our stockholders (see the list of criteria summarized above under “Election of Directors”). The Board understands the value of adding directors with fresh perspectives, who possess qualities that will fit with the future strategic direction of OSG. The Governance and Risk Committee conducts robust director succession planning that considers the criteria described above, including diversity, and considers candidates to join our Board. The Guidelines establish an average tenure of no greater than 8 years. Considering average tenure allows OSG to benefit from both the fresh perspective provided by new members of the Board as well as the historical context, perspective, and industry know-how that longer serving directors possess. Currently, the average tenure of our independent directors is 6.4 years.

Independence. Under the Guidelines, which incorporate the standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Mr. Norton have been determined to be independent for purposes of service on the Board. No relationships were identified that would bar any of them from being characterized as independent. The Board also reviews, every quarter, relationships that directors may have with OSG to determine whether there are any material relationships that would preclude a director from being independent.

Executive Sessions of the Board. To facilitate free and open discussion and communication among the directors, the Guidelines provide that directors meet in executive session without management (other than Mr. Norton) present at each regular meeting of the Board, and that at least one executive session is for independent directors only. The non-executive Chairman must chair these executive sessions. Any non-management director can request that an additional executive session limited to independent directors be scheduled.

Board Oversight of Risk Management. While responsibility for managing OSG’s material risks lies with management, the Board provides oversight of risk management directly and through its committees. Each committee reports its activities and considerations to the full Board at every regularly scheduled quarterly meeting. The full Board reviews the risks associated with OSG’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of OSG.

At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee schedules private sessions individually with certain members of management, with the internal auditors, and with representatives of the independent registered public accounting firm at the conclusion of scheduled meetings, where aspects of financial risk management are discussed as necessary.

The Governance and Risk Committee manages risks associated with Board independence, corporate governance, and potential conflicts of interest, as well as oversight over non-financial risks associated with OSG’s operations. As part of risk management, the Governance and Risk Committee reviews OSG’s policies and protective measures against risks, such as cybersecurity and environmental matters.

The Human Resources and Compensation Committee (the “Compensation Committee”) annually reviews executive compensation policies and practices, employee benefits, and associated risks. The Compensation Committee conducts annual assessments of any risks associated with OSG’s compensation policies and practices and has concluded that such policies and practices do not, individually or in the aggregate, create risks reasonably likely to have a material adverse impact on OSG.

Both the Audit and Compensation Committees also rely on the advice and counsel of OSG’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their reviews of OSG’s financial statements, audit work and executive compensation policies and practices, as applicable.

Managing risk is an ongoing process inherent in all decisions made by management. OSG has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully. Management is responsible for assessing such risks and related mitigation strategies for all material projects and initiatives of OSG submitted for consideration by the Board. The risk assessment process seeks to identify the primary risks facing OSG and to prioritize these risks, as well as the actions necessary to mitigate and balance these risks.

Meetings of the Board. The Board held six meetings during 2022. Each director attended over 90% of the total number of meetings of the Board and Board committees of which the director was a member.

Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the annual meeting in person or telephonically. All directors attended our 2022 Annual Meeting virtually.

Communications with Board Members. Interested parties, including stockholders, may communicate with any director, with the Chairman, or with the non-management directors as a group by sending a letter to the attention of such director, or the non-management directors as a group, as the case may be, in care of OSG’s Corporate Secretary, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602. The Corporate Secretary opens and reviews such correspondence and forwards it (other than advertisements and other solicitations) to the director(s) most closely associated with the nature of the communication based on Committee membership and other factors.

Code of Business Conduct and Ethics; Other Compliance Policies. OSG has adopted the following policies:

●	A Code of Business Conduct and Ethics, which is an integral part of OSG’s compliance program and embodies the commitment of OSG and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. This Code applies to all of OSG’s officers, directors and employees.

●	An Insider Trading Policy that prohibits OSG’s directors and employees from purchasing or selling securities of OSG while in possession of material non-public information or otherwise using such information for their personal benefit.

●	An Anti-Bribery and Corruption Policy that memorializes our commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of OSG’s business activities worldwide.

●	A human rights statement, which can be found on OSG’s website.

The Code of Business Conduct and Ethics, the Insider Trading Policy and the Anti-Bribery and Corruption Policy are posted on OSG’s website, www.osg.com, and are available in print upon request.

Prohibition Against Hedging and Pledging. OSG’s Insider Trading Policy prohibits the OSG’s directors and employees from hedging and pledging any securities of OSG, including by investing in options, puts, calls, short sales, future contracts, or other derivative instruments relating to OSG securities, regardless of whether such persons have material non-public information about OSG. In addition, our Non-Employee Director Incentive Compensation Plan and Incentive Compensation Plan for Management prohibit incentive awards from being pledged.

Other Directorships and Significant Activities. OSG values the experience directors bring from other boards of directors on which they serve but recognizes that board service presents significant demands on a director’s time and availability and may present conflicts and legal issues. The Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly traded companies (other than OSG or a company in which OSG has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly traded companies.

The Guidelines require the CEO and other members of senior management to receive the approval of the Governance and Risk Committee before accepting any outside board membership. The Guidelines prohibit the CEO from serving on the board of directors of more than one publicly traded company (other than OSG or a company in which OSG has a significant equity interest).

If a director’s principal occupation or business association changes substantially, that director is required by the Guidelines to inform the Chairman of the Governance and Risk Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.

Committees

The Board has three standing committees: the Audit Committee, the Governance and Risk Committee, and the Compensation Committee. Each of these committees has a charter that is posted on OSG’s website, www.osg.com, and is available in print upon request.

Audit Committee. The Audit Committee is required to have no fewer than three members, all of whom must be and are independent directors in accordance with SEC and NYSE rules, as well as under the standards set forth in the Guidelines. During 2022, the Committee consisted of Messrs. Reddy (Chair) and Kronsberg, and Ms. DeLaet. The Board affirmatively determined that each member of the Committee was independent and qualified as an audit committee financial expert, both as defined by rules of the SEC and NYSE. The Audit Committee met eight times in 2022. The Committee meets frequently in executive session, without any members of management present, to confer with the independent registered public accounting firm, and internal auditors. It also meets separately with executive management.

The Audit Committee oversees OSG’s accounting, financial reporting process, internal controls, and audits and consults with management, internal auditors, and our independent registered public accounting firm on, among other things, matters related to the annual audit, the accounting principles applied to the financial statements, and the oversight of financial risk associated with OSG’s operations.

The Audit Committee retains OSG’S independent registered public accounting firm, subject to stockholder ratification (although the stockholder vote is not binding). The Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time if it determines that such an appointment would be in the best interests of OSG and our stockholders. The Committee maintains direct responsibility for the compensation and oversight of the independent registered public accounting firm and evaluates its qualifications, performance, and independence. The Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm.

Governance and Risk Committee. The Governance and Risk Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Guidelines. During 2022, the Committee consisted of Ms. Manuel (Chair), Ms. Silcock, and Mr. Taylor. The Board affirmatively determined that each member of the Committee was independent. The Governance and Risk Committee met four times in 2022.

The Governance and Risk Committee evaluates prospective nominees for election to the Board who are identified or referred by other Board members, management, stockholders or external sources and all self-nominated candidates, and recommends to the Board those individuals the Committee believes are best qualified to serve on the Board. The Committee will consider recommendations for director nominees from stockholders made in writing to the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management, and search consultants. This Committee also reviews and recommends to the Board changes to the Guidelines and leads the annual review of the Board’s performance.

The Governance and Risk Committee provides oversight over non-financial risks associated with OSG’s operations, including environmental, social, and governance strategies, policies and practices, cybersecurity risk mitigation, as well as our vessels’ adherence to environmental and regulatory requirement.

Compensation Committee. The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Guidelines. During its current term, the Compensation Committee consisted of Ms. Silcock (Chair), Ms. DeLaet, and Ms. Manuel. The Board affirmatively determined that each member of the Committee was independent under applicable rules of the NYSE, SEC, and Internal Revenue Code. The Compensation Committee met eight times in 2022.

The Compensation Committee establishes, oversees, and carries out OSG’s compensation philosophy and strategy, and assesses compensation-related risks. It implements the Board’s responsibilities relating to the compensation of our executive officers and seeks to ensure that they are compensated in a manner consistent with the philosophy and competitive with its peers. This Committee monitors and oversees the preparation of the section entitled “How We Compensate Our Executives” for inclusion in OSG’s annual proxy statements.

Related Party Transactions

Related party transactions may present potential or actual conflicts of interest or create the appearance that decisions are based on considerations other than the best interests of OSG and our stockholders. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to OSG’s legal department any time they arise. Any proposed transaction or relationship that could be viewed as a potential conflict is carefully reviewed, with those determined to be related party transactions reported to the Board for consideration. If the related party is a director, that director will not participate in the consideration. In deciding whether to approve the proposed related party transaction, the Board will determine whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party and if the transaction is in the best interest of the stockholders and OSG. If the related party transaction is not on such terms, it will not be approved. In addition, every quarter, our Corporate Secretary determines whether any related party transactions have occurred and reports the findings to the Audit Committee. In addition to this reporting requirement, in order to affirmatively seek to identify related party transactions, each year we require our directors and executive officers to complete questionnaires identifying any transactions with OSG in which the director or officer has an interest. There were no related party transactions in 2022.

DIRECTOR COMPENSATION

Our non-employee directors receive annual cash retainers, with additional annual cash retainers for service as a committee member or chair or for services as Board Chair. In addition, each non-employee director receives an annual award of restricted stock units, or RSUs, under the Non-Employee Director Incentive Compensation Plan (the “Director Plan”), which permits the grant of various types of equity-based awards to directors. Directors receive an annual grant of time-based RSUs on the date of each annual meeting, with the number of RSUs being equal to the value shown in the table below divided by our closing stock price on the date of grant. No additional fees are paid for attendance at any Board or committee meetings.

For 2022, the following sets forth the annual cash retainers and RSU values for our non-employee directors:

Board Position	Annual cash retainer $	Annual RSU awards* $
Board membership (non-management directors only)	65,000	85,000
Board Chair	115,000	127,000
Audit Committee Chair	18,000	n/a
Audit Committee member	9,000	n/a
Compensation Committee Chair	14,000	n/a
Compensation Committee member	8,000	n/a
Governance and Risk Committee Chair	14,000	n/a
Governance and Risk Committee member	8,000	n/a

* Rounded to the nearest 100 shares

The following table shows the total compensation paid to OSG’s non-employee directors during calendar year 2022:

Name	Retainers earned or Paid in Cash ($)(1)	Stock Awards FMV ($)(2)	Total ($)
Rebecca DeLaet	77,500	85,000	162,500
Joseph I. Kronsberg	69,500	85,000	154,500
Anja Manuel	86,000	85,000	171,000
John P. Reddy	86,500	85,000	171,500
Julie E. Silcock	87,500	85,000	172,500
Gary Eugene Taylor	76,500	85,000	161,500
Douglas D. Wheat	115,000	127,000	242,000

(1)	Consists of annual retainers for Board and, if applicable, Committee service.
(2)	The grants, made on May 27, 2022, were of time-based RSUs, and are scheduled to vest on May 27, 2023, subject to the continued service of each director. Mr. Wheat received a grant of 60,000 time-based RSUs. Each other non-employee director received a grant of 40,700 time-based RSUs.

OSG encourages stock ownership by directors in order to align their interests with those of our stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.

The Board has in place stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years of becoming a director, to own shares of the OSG’s Class A Common Stock with a market value equal to at least three times the annual cash retainer for Board service. The directors are in compliance with these guidelines.

HOW WE COMPENSATE OUR EXECUTIVES

This section provides information regarding the compensation program for 2022 for individuals who served as executive officers and who are listed in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”). Our NEOs for 2022 are:

Name	Position
Mr. Samuel H. Norton	President, Chief Executive Officer and Director
Mr. Richard L. Trueblood	Vice President and Chief Financial Officer
Mr. Patrick J. O’Halloran	Vice President and Chief Operations Officer

As noted elsewhere in this Proxy Statement, OSG qualifies as a “Smaller Reporting Company,” or “SRC,” under SEC rules. As a Smaller Reporting Company, we are permitted to provide reduced disclosures in this Proxy Statement, including those relating to executive compensation. Among other things, we are no longer required to have a Compensation Discussion and Analysis. Nevertheless, we are providing the following information to be transparent to our stockholders on how we compensate our executives. This section describes our compensation philosophy, the objectives of our executive compensation program and policies, the elements of the compensation program and how each element fits into our overall compensation philosophy and strategy.

Executing on Strategy: Our 2022 Performance

The performance measures for our 2022 compensation program were set by our Compensation Committee in the midst of significant uncertainty as the COVID-19 pandemic continued to have significant impacts on our business and Russia had just invaded Ukraine. These developments greatly disrupted the market demand for our services, and the Committee was unable to predict the duration and severity of these developments on our business. In the face of these developments, our executives acted quickly to reactivate our fleet and recruit mariners and they were also successful in focusing on the execution of our long-term business strategies. Always, safety and quality are the key focuses of our operations, with a foundation of corporate culture that continuously seeks to achieve the highest standards in protecting the environment and ensuring the health and safety of all of our employees. We have issued a Sustainability Report contemporaneously with our Annual Report and this Proxy Statement which states our commitment to reducing our carbon footprint and to making cultural changes that will provide benefits to our human capital.

The narrative that follows describes the compensation program for 2022, which was designed by our Compensation Committee to incentivize our executives to achieve our strategic and operational goals. The compensation program is heavily weighted on performance-based measures.

Say on Pay Results - Consideration of Stockholder Feedback

At our 2022 annual meeting of stockholders, 99.26% of the stockholders who voted on the say-on-pay proposal were in favor of our executive compensation program. We believe that this level of support reflects our stockholders’ belief that our compensation program is effective and reasonable.

Summary of the 2022 Compensation Program

The 2022 compensation program mirrored the structure and metrics used for 2021. The Compensation Committee determined that the elements of the program remained consistent with the Company’s philosophy and would appropriately motivate the executive officers. The annual incentive compensation program continued using the objective, performance-based metrics of free cash flow (“FCF”) and selling, general and administrative (“SG&A”) costs measured over a one-year performance period. The long-term equity grants also continued, with a mix of time-based and performance-based grants using total shareholder return (“TSR”) and return on invested capital (“ROIC”) performance metrics.

The following table is the mix of compensation approved by the Compensation Committee for the 2022 compensation program:

		Short Term Incentives	Long Term Incentives
NEOs	2022 Base Salary	Annual Cash Incentives as a % of salary	Annual Equity Grants as a % of salary
Samuel H. Norton	$425,000	100%	250%
Richard L. Trueblood	$325,000	65%	100%
Patrick J. O’Halloran	$300,000	65%	100%

In addition, in March 2022, the Compensation Committee implemented a retention program to recognize the efforts and high performance of our executives, including their efforts to remain in compliance with our financial covenants during the peak period of the COVID-19 pandemic, which had a significant negative impact on our business. See details under “2022 Retention Grant Program” below.

OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

Our Executive Compensation Philosophy and Practices

We believe that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent and that it should also align the interests of our executive officers with those of our stockholders. We have structured our compensation program to drive and support these objectives:

Overall Objectives	–	Attract, motivate, retain and reward highly talented executive officers and managers, whose leadership and expertise are critical to our overall growth and success
	–	Align the interests of our executive officers with those of our stockholders
	–	Support the long-term retention of OSG’s executive officers to maximize continuity of management and overall effectiveness
	–	Compensate each executive officer within the range of competitive practice (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive officer to assume increasing responsibility within OSG
	–	Discourage excessive or imprudent risk-taking
	–	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance

Pay Mix Objectives	–	Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance
	–	Use our incentive compensation program and plans to align the interests of our executive officers with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:
* seeking to ensure that our compensation program is consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives
* placing a significant portion of our executive officers’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set by the Compensation Committee
* encouraging balanced decision-making by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric

Executive Compensation Practices: What We Do and What We Do Not Do

The following table summarizes some of the key features of our executive compensation program.

What We Do	What We Don’t Do
Utilize compensation benchmarking - We review publicly available information to evaluate how our executive compensation opportunities compare to those for similar positions at comparable companies	No hedging and no pledging - Board members, executive officers and other employees are prohibited from engaging in hedging transactions or pledging OSG stock per our Insider Trading Policy
Pay for performance - A significant portion of compensation is at risk, including compensation that is stock and/or performance based, tied to pre-established performance goals aligned with our short-term and long-term objectives	No automatic or guaranteed pay - Salary increases and incentive payments are not guaranteed
No tax gross ups - We do not provide for any tax reimbursements or tax gross-ups
Compensation recoupment policies - We maintain a strict compensation recoupment (clawback) policy	No special retirement programs - We do not offer a supplemental executive retirement plan
Stock ownership guidelines - Our Board has established robust stock ownership guidelines for executive officers and directors	No stock option re-pricing - We do not allow discounted stock options, reload stock options or stock option re-pricing without stockholder approval
Independent compensation consultant - The Compensation Committee engages an independent compensation consulting firm to review and provide recommendations on our executive compensation program	No dividends on unvested equity- Dividend equivalents are accrued but not paid on all unvested equity grants. For Performance-based RSUs (“PRSUs”), no dividends are paid until the performance conditions are satisfied and the PRSUs vest
No perquisites - We do not provide any executive perquisites

Compensation Risk Mitigation

The Compensation Committee annually assesses risks that may be present in our compensation program and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on OSG. Because the Compensation Committee believes that a significant portion of our executive officers’ total compensation should be variable and “at risk”, the Committee uses a mix of performance measures and goals in our incentive compensation program with the objective of balancing our short- and long-term goals and discouraging excessive or inappropriate risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. To further mitigate excessive risk taking, we have adopted the following:

Stock Ownership Guidelines	Our Corporate Governance Guidelines include stock ownership guidelines for our directors and executive officers. The minimum levels of ownership for each position are as follows:
Value of Shares Owned
	Position	(Multiple of Salary / Annual Retainer)
	Non-Employee Directors	3x (Annual Retainer)
	President / Chief Executive Officer	5x
	Chief Financial Officer	3x
	Officers (other than CEO and CFO)	1.5x

Directors and executive officers have five years from the time they first become eligible to participate in OSG’s equity plans to come into compliance. At least fifty percent of the director or executive officer’s shares must be retained until the ownership guidelines have been met, after accounting for any sales of shares to cover tax expenses. Each of our directors and executive officers is expected to meet the applicable guideline in a timely manner while affiliated with the Company.

For purposes of these stock ownership guidelines, ownership comprises all shares of Class A Common Stock held by the director or executive officer, and his or her spouse, and minor children, including:
- Shares deemed to be beneficially owned under federal securities laws;
- Any time-based restricted stock or RSUs awarded (whether or not vested);
- Any vested, in-the-money stock options; and
- Any stock held for the employee’s benefit in any pension or 401(k) plans.

Recoupment “Clawback” Policy	Our Incentive Compensation Recoupment Policy provides that in the event OSG is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, then OSG shall recoup the amount of erroneously awarded incentive compensation paid to any executive officer during the three completed fiscal years immediately preceding the date that OSG is required to prepare the accounting restatement, based on the Board’s good faith determination that such amounts would not have been payable and determination of the practicability and cost effectiveness of pursuing the recoupment.. We are aware that new rules regarding clawback policies were recently introduced, and we intend to review and update our current policy, if and as needed, to be compliant with these new rules

No Hedging	Our Insider Trading Policy prohibits hedging, including investing in options, puts, calls, short sales, futures contracts, or other derivative instruments relating to Company securities, regardless of whether such persons have material nonpublic information about OSG.

No Pledging	Our Insider Trading Policy and our stock incentive plans prohibit pledging by our non-employee directors and all employees.

Equity Plan Features	Our stock incentive plans do not permit repricing or cash buyouts of underwater options or stock appreciation rights without stockholder approval. The Compensation Committee believes our stock incentive plans are structured so as to avoid problematic pay practices and do not contain features that could be detrimental to stockholder interests.

Roles in Setting Executive Compensation

Role of the Compensation Committee

The primary role of our Compensation Committee, which consists entirely of independent directors, is to establish our compensation philosophy and strategy and to provide our executives with compensation opportunities consistent with the philosophy and strategy. The Committee takes many factors into account when making compensation decisions with respect to our executives, including the individual’s performance and experience; the ability of the individual to affect our long-term growth and success; OSG’s overall performance; internal equity among the executives; and external, publicly available market data on competitive compensation practices and levels. The Committee typically establishes the annual compensation program during the first quarter of each fiscal year, setting specific annual and long-term Company goals and designing the compensation program for that year to support and reward the achievement of those goals. In setting the compensation for our executive officers, other than the CEO, the Committee considers, among other things, the recommendations of our CEO. The Committee is solely responsible for making all decisions on the compensation of our executives.

The Compensation Committee meets in executive session on a quarterly basis, and otherwise, as necessary for discussions or decisions regarding executive compensation.

Role of Compensation Consultant

The Compensation Committee engaged Lyons Benenson & Company Inc. (“LB&Co”) in 2022 as its independent compensation consultant to assist and advise the Committee on all aspects of OSG’s executive and director compensation programs and related corporate governance matters. LB&Co does not provide other services to OSG or its executive officers. LB&Co was retained directly by the Committee, which, in its discretion, has the sole authority to select, approve, retain, terminate, and oversee its relationship with its consultant. In selecting its compensation consultant, the Committee considered the independence of LB&Co in accordance with the standards of the NYSE, applicable rules and regulations of the SEC and other laws relating to the independence of advisors and consultants. The Committee determined that the work of LB&Co did not raise any conflict of interest in 2022.

A representative of LB&Co. attended all meetings of the Compensation Committee in 2022.

Role of the CEO in Setting Compensation

Decisions relating to the CEO’s performance and compensation are made by the Compensation Committee in executive session. In making determinations regarding compensation for the other executive officers, the Committee generally considers the recommendations of the CEO and the advice received from LB&Co. In making his recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to our other officers and assesses retention risks. The Committee then reviews, modifies (as appropriate) or approves these recommendations and either reports the results to the Board or recommends actions for the Board to approve.

Components of Named Executive Officer Compensation

The Compensation Committee reviews each element of compensation annually to ensure alignment with our compensation philosophy and objectives, as well as to assess our executive compensation program and levels relative to the competitive landscape. Our executive compensation program for 2022 consisted of the following:

	Elements	What It Is	Objective/ Purpose
Fixed	Base Salary	Fixed amount for service during the year and time in position	Rewards scope of responsibility, experience and individual performance.
At-Risk	Annual Incentive Compensation	At-risk and dependent on Company and individual goal achievement

Promotes strong business results by rewarding value drivers, without creating an incentive to take excessive risk.

Serves as key compensation vehicle for rewarding results and differentiating individual performance each year

	Long-Term Incentive Compensation (Equity)	Equity grants are split between time-based and performance based RSUs	Performance metrics create incentives to outperform peers or reward performance versus plan
		TSR PRSUs are payable in shares of Class A Common Stock upon vesting based on 3-year relative TSR ranking	Three-year performance period aligns pay with performance over an extended period of time
		ROIC PRSUs are payable in shares of Class A Common Stock upon vesting based on 3-year ROIC achievement	Provides executives with a significant stake in the long-term financial success of OSG, aligned with stockholder interests
		2022 Retention Grant payable in cash and shares with vesting over a 3-year period	Granted to address retention risk.
		Time-based RSUs	Portions vest annually over a three year term.
Benefits	Retirement, Health and Welfare	401k plan with Company match and competitive health and welfare benefits	Provides market competitive benefits to attract and retain top talent.

Severance	Severance Arrangements - Termination Due to Change in Control (Double-Trigger)	Severance and related benefits paid upon termination without cause or resignation for good reason following a change in control

Preserves objectivity when considering transactions in the best interest of stockholders

Equity provisions keep each executive officer whole in situations where shares may no longer exist, or awards cannot otherwise be replaced

		Accelerated equity vesting upon termination post-change in control	Retains executive officers through a change in control
Allows OSG to obtain releases of employment-related claims
Assists in attracting top talent
	Severance Arrangements - Termination without cause or for Good Reason	Severance and related benefits paid upon termination without cause or resignation for good reason	The severance benefits (cash and equity) are designed to assure executive officers of compensation in the event of the loss of employment Assists in retaining top talent

Named Executive Officer Compensation Mix

The charts below depict the mix of those elements of the 2022 compensation program that are at-risk, such as the cash payment under our Annual Incentive Program (as discussed below) and time and performance-based equity grants, compared to the fixed base salary for the CEO and the NEOs. These charts exclude the 2022 Retention Grant.

Base Salary

We strive to pay base salaries that are market-competitive for a company of our size so as to attract and retain talented executives and to provide a secure fixed level of compensation. The Compensation Committee regularly reviews the base salaries of our executive officers and compares them to the salaries of senior management among the peer group as well as other regional market data, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and such comparison, the Committee determines whether the salaries of the executive officers are at levels sufficient to attract, motivate and retain, in concert with other elements of compensation, the executive officers who are essential to leading OSG and driving stockholder value.

2022 Annual Incentive Program for the Executive Officers

At our 2019 Annual Meeting of Stockholders, our stockholders approved the 2019 Incentive Compensation Plan for Management (the “Plan”) which now governs all incentive awards given by OSG.

The Annual Incentive Program for 2022 (“Annual Incentive Program”) is consistent with our compensation philosophy, meets the requirements of the Plan, and is in line with compensation practices within OSG’s peer group.

The following summarizes the design of the Annual Incentive Program for the executive officers, which is the same design adopted by the Compensation Committee for 2020 and 2021.

•	A pool of funds was established using the metric of FCF, a non-GAAP measure, with the amount of the pool calculated based on a pre-determined formula, setting forth threshold, target and maximum levels of achievement, and containing a SG&A multiplier (the “Pool”). We define FCF as EBITDA less capital expenditures. See the section “Non-GAAP Financial Measures” for further details.

•	The FCF funding formula is based upon the budget approved by the Board of Directors, with the formula increasing or decreasing from 100% of target incentive amounts depending on achievement. A 15% increase or decrease in FCF will increase or decrease the payout potential by 50%. A decrease of greater than 15% reduces the target payout to 0%.

•	The calculation of the Pool excludes the impact (positive and/or negative) of unusual, non-recurring or extraordinary items or expenses; charges for restructurings; discontinued operations; and acquisitions or divestitures.

•	Achievement is tied to whether a “safety incident” has occurred. A “safety incident” is defined as: A major safety and/or containment incident which results from negligence or misconduct of management or results from a material violation of state or federal operation, safety or construction regulations or if the responsible party fails to report the incident or to cooperate with the relevant authorities in responding to such incident.

•	Target achievement levels for each participant in the Annual Incentive Program were established by the Compensation Committee as a percentage of salary, as set forth in the table below.

Achievement of performance is measured based upon the calculation of the Pool, as described above, and consideration of individual goals approved in advance by the Compensation Committee for each of the executive officers as described in the table below. Following the end of the performance period, the Compensation Committee certified the FCF formula and evaluated each of the NEO’s individual performance to determine the achievement level. The outcome of this analysis and evaluation of performance for the Annual Incentive Program is set forth in the final column:

NEO	GOALS	TARGET	ACHIEVEMENT LEVEL
Samuel H. Norton

●    Maximize the utilization of the fleet and time charter equivalent (“TCE”) Results

●    Promote safety culture and environmental stewardship

●    Lead the Environmental, Social and Governance (“ESG”) strategy

●    Lead efforts to develop plan for transitioning towards a lower carbon intensive operational future

●    Lead industry and government partners in standing up the Tanker Security Program

		100% of Base Salary	150% of Target
Richard L. Trueblood

●    Maintain and expand relationships with capital providers

●    Lead the long-term financial strategy

●    Prepare for the transition of the accounting and financial control system to the new enterprise software system

		65% of Base Salary	150% of Target
Patrick J. O’Halloran

●    Lead safety and operational performance across the fleet and harmonize best practices

●    Lead the development of strategies to reduce OSG’s carbon footprint

●    Oversee the transition of operations, quality and purchasing departments to the new enterprise software system

●    Maximize the efficient management of dry dock costs

		65% of Base Salary	150% of Target

Long Term Incentives

The Compensation Committee determined to continue to grant performance-based RSU awards that are tied to TSR and cumulative ROIC metrics, with vesting after a three-year period ending on December 31, 2024. These awards are subject to the achievement of performance goals based on OSG’s three-year TSR relative to the three-year TSR of the Oil & Gas Storage & Transportation and Marine GICS Sub-Industries, and OSG’s ROIC relative to our budgeted ROIC for the performance period. ROIC is net operating profit after taxes divided by the net of total debt plus stockholder equity less cash.

Each type of grant and the grant date values are shown in the table below. Please refer to the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table for additional details regarding these grants:

NEOs	Total Grant Date Value (1)	Time-Based RSUs (2)	Performance-Based RSUs TSR/ROIC (3)
Samuel H. Norton	$1,062,500	$531,250	$531,250
Richard L. Trueblood	$325,000	$162,500	$162,500
Patrick J. O’Halloran	$300,000	$150,000	$150,000

(1)	Represents the grant date value of the awards made on March 24, 2022.The grant date value was set at 100% of Mr. Trueblood’s and Mr. O’Halloran’s base salary and 250% of Mr. Norton’s base salary.

(2)	Represents RSUs, one-third of which vested on March 24, 2023, and one-third of which will vest on each of March 24, 2024, and 2025.

(3)	The performance metrics governing these performance-based RSU grants are TSR and ROIC. Achievement relative to these goals will be measured at the conclusion of the three-year performance period (2022 - 2024) to determine the extent to which the performance-based RSUs will vest.

Performance-Based RSU Awards

The 2022 PRSU awards for TSR and ROIC have three-year performance periods that end on December 31, 2024, subject to the achievement of the respective performance metrics. The vesting of these awards is subject to the Compensation Committee’s certification of the achievement of the articulated goals following the conclusion of the performance period.

Vesting of the TSR awards is in accordance with the following schedule, using linear interpolation for achievement between the 40th and 50th percentiles and between the 50th and 75th percentiles:

Total Shareholder Return (TSR)

Company TSR relative to the TSR of the companies in the Index	Percentage of target RSUs that vest and become non-forfeitable
Below 40th Percentile	—%
40th Percentile	50%
50th Percentile	100%
75th Percentile or above	150%

In the event that OSG’s three-year TSR is greater than the median of the Index but still negative, a maximum of 100% of the target number of PRSUs governed by TSR may be earned. That is, there would be no upside for greater than target achievement if OSG’s three-year TSR is negative. Should OSG reach the threshold level of performance for the performance period, 50% of the target number of TSR PRSUs would be earned.

Achievement of the ROIC awards is in accordance with the following schedule, using linear interpolation between 80% and 100% attainment and between 100% and 120% attainment of the performance goal:

Return on Invested Capital (ROIC)

Performance attainment (as a % of performance goal)	Percentage of target PRSUs that vest and become non-forfeitable
Below 80%	—%
80%	50%
100%	100%
120% or above	150%

2022 Retention Grant Program

The Compensation Committee was concerned about the retention of the executive officers and desired to recognize their significant efforts and high performance managing the business during the COVID-19 pandemic. The Committee evaluated the compensation that the executive officers would receive under the regular program, and determined that an additional award was necessary to achieve the intention of the compensation program goals. Careful consideration was given for each executive officer of the design of the award, the performance period, the total value, and the mix of cash and stock.

The 2022 Retention Grant was made pursuant to the authority and terms of the Plan, which was approved by our stockholders at our 2019 Annual Meeting of Stockholders. This Plan now governs all incentive awards to be granted.

The 2022 Retention Grant will have a total value of $1.87M for the executive officers. Payout will be in cash and equity. The Grant is time-based with vesting over a three-year period on the anniversary of the grant date of March 24, 2022. The vesting schedule is:

- 20% vesting of both the equity and cash portions of the grant on the 1st anniversary;

- 30% vesting of both the equity and cash portions of the grant on the 2nd anniversary; and

- 50% vesting of both the equity and cash portions of the grant on the 3rd anniversary.

The table below sets forth all of the components of the 2022 Retention Grant. The number of shares was determined using the 20-day volume weighted average price ending March 23, 2022 which was $2.09.

2022 Retention Grant				Vest March 24, 2023		Vest March 24, 2024		Vest March 24, 2025
NEOs	Cash	Equity	Total	Cash	Shares	Cash	Shares	Cash	Shares
Norton	$ 275,000	$ 856,000	$ 1,131,000	$ 55,000	81,914	$ 82,500	122,871	$ 137,500	204,785
Trueblood	$ 300,000	$ 96,300	$ 396,300	$ 60,000	9,125	$ 90,000	13,823	$ 150,000	23,038
O’Halloran	$ 260,000	$ 89,880	$ 349,880	$ 52,000	8,601	$ 78,000	12,901	$ 130,000	21,502
Total	$ 835,000	$ 1,042,108	$ 1,877,180	$ 167,000	99,730	$ 250,500	149,595	$ 417,500	249,325

CEO Employment Agreement

Mr. Norton’s Employment Agreement (the “CEO Employment Agreement”) became effective on December 15, 2018 and will continue until the earliest of Mr. Norton’s death, disability, termination (whether or not for cause), or voluntary resignation (whether or not for good reason). The CEO Employment Agreement requires that Mr. Norton be nominated annually for election to OSG’s Board of Directors and provides for annual cash and long-term equity incentive compensation opportunities and other benefits, as summarized in the following chart:

Annual Base Salary	No less than $425,000.
Annual Incentive Opportunity	● Eligible for a target bonus equal to 100% of salary payable in cash based on achieving predetermined performance criteria, with threshold and maximum determined annually
Long-Term Incentive Opportunity

●      Grant date value equal to at least 250% of base salary at target

●      The number of shares to be granted to be determined based upon a volume weighted average price

●      Vesting criteria applicable to all NEO equity awards to be set by the Compensation Committee at the time of grant

Restrictive Covenants	● Customary restrictive covenants, including, non-competition, non-solicitation, non-disclosure, and non-disparagement. Non-competition/non-solicitation period of 12 months from date of departure; provided, however, that in the event of a sale of all or substantially all of the assets or equity, the non-competition provision no longer applies

The CEO Employment Agreement carried forward certain terms of Mr. Norton’s prior employment agreement. Mr. Norton will retain, continue to vest in, and continue to hold equity awards granted to him prior to the date of the CEO Employment Agreement.

The CEO Employment Agreement provides for different severance benefits under various scenarios. The following table depicts these scenarios:

Benefit	Upon Separation of Service/Treatment of Leaving
Termination Without Cause/ Resignation With Good Reason

Accrued Benefits include:

Earned but unpaid base salary

Earned, but unpaid annual incentives, if any

Accrued but unused vacations days, if any

Expense reimbursement

Salary Continuation

Twelve (12) months base salary continuation at the salary rate in effect as of the date of termination

Annual Incentive

Annual incentive, not pro-rated, for the year of termination, to the extent that the applicable performance goals are achieved, and annual incentives are paid

Treatment Of Outstanding (Unvested) Equity Compensation

Time-based equity to accelerate and vest in full

A pro rata portion of the performance-based equity to remain in force and vest at the conclusion of the performance period, to the extent the performance goals are achieved and the performance-based equity vests

Termination For Cause/Voluntary Resignation (Without Good Reason)

Accrued Benefits (same as stated above)

All vested/settled equity is retained

Vested options remain exercisable until the earlier of (i) one year from the date of termination or (ii) the expiration of the option

All unvested equity (both time-and performance-based) to be forfeited and canceled

Restructuring grant is subject to clawback

Termination Due To Death Or Permanent Disability

Accrued Benefits (same as stated above)

All vested/settled equity is retained

Vested options remain exercisable until the earlier of (i) one year from the date of termination or (ii) the expiration of the option

All unvested time-based equity accelerates and vests

All unvested performance-based equity to be forfeited and canceled

Termination Without Cause/Resignation With Good Reason Within Twenty-Four (24) Months Following A Change In Control (Double Trigger)

Double-Trigger Change In Control (requires both CIC and Termination for payout)

Accrued Benefits (same as stated above)

Salary Continuation

Twelve months base salary continuation at the salary rate in effect as of the date of termination

Annual Incentive

Annual incentive, paid at target, for the year of termination

Treatment of Outstanding (Unvested) Equity Compensation

Time-based equity to accelerate and vest in full

Performance-based equity subject to accelerated vesting based on deemed attainment of the maximum performance level, pro-rated for the number of days in the performance period that have lapsed as of the Date of Separation from Service

The forgoing description is qualified in its entirety by reference to the CEO Employment Agreement, which is an exhibit to OSG’s Annual Report on 10-K and is incorporated by reference herein.

Employment Agreements with Executive Officers other than the CEO

OSG has entered into employment agreements with Mr. Trueblood and Mr. O’Halloran, both of which contain similar terms. Each employment agreement provides for an annual base salary and a target bonus of at least 15% of each NEO’s annual base salary. Each NEO may receive equity awards from time to time at the discretion of the Compensation Committee, which awards will have a total target value of at least 50% of such executive’s base salary.

The employment agreements provide for severance benefits in the event of termination without cause or resignation for good reason as follows: (i) accrued but unpaid amounts through the date of separation of service; (ii) 12 months’ continuation of annual base salary; (iii) the NEO’s annual bonus for the year of separation pro-rated based on performance factor achievement and the number of days in the fiscal year in which he was employed; and (iv) accelerated vesting of any unvested time-based equity awards.

If, during the two-year period following a change in control of OSG, an NEO’s employment is terminated without cause or the NEO resigns for good reason, the employment agreements provide for severance benefits as follows: (i) accrued but unpaid amounts through the date of separation of service; (ii) 12 months’ continuation of annual base salary; (iii) the NEO’s target annual bonus for the year of separation; and (iv) accelerated vesting of any unvested equity awards (time-based and performance-based), satisfied at the designated maximum level and such awards shall vest pro rata based solely upon the provision of services over the performance period.

In the event of Death or Disability the following benefits are provided: (i) accrued but unpaid amounts through the date of separation of service; (ii) the NEO’s annual bonus for the year of separation pro-rated based on performance factor achievement and the number of days in the fiscal year in which he was employed; and (iii) accelerated vesting of any unvested time-based equity awards.

Each NEO agreed to a non-competition and non-solicitation obligation during the executive officers’ employment term and for 12 months thereafter. Each NEO also agreed to confidentiality and non-disparagement obligations during and following employment with OSG, and to timely delivery of a release in connection with termination of the NEO’s service. Severance and other benefits are conditioned on compliance with these covenants.

The forgoing description is qualified in its entirety by reference to the employment agreements referred to above, which are exhibits to OSG’s Annual Report on 10-K and are incorporated by reference herein.

Additional Information

Benefits

In general, we provide benefits to our employees (including our executive officers) that we believe are important to maintain a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net of protection against the financial concerns and catastrophes that can result from illness, disability or death.

We provide a tax-qualified defined contribution employee benefit plan to employees known as the OSG Ship Management Inc. Savings Plan (the “Savings Plan”). Under the Savings Plan, eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by the Internal Revenue Code Section 401(k). In 2022, OSG matched 100% of the first 4% of a participant’s pre-tax contributions and then 50% of pre-tax contributions in excess of 4% but not in excess of 8%.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes individual compensation information for services by the Named Executive Officers in all capacities for OSG and our subsidiaries.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)(4)(5)(6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation (8)	Total
Samuel H. Norton	2022	$425,000	$226,200	$1,062,500	$637,500	$21,126	$2,372,326
President and	2021	$425,000		$1,338,750	$531,250	$19,967	$2,314,967
Chief Executive Officer

Richard L. Trueblood	2022	$325,000	$79,260	$325,000	$316,875	$20,434	$1,066,569
Vice President and	2021	$300,000	—	$510,000	$225,000	$19,339	$1,054,339
Chief Financial Officer

Patrick J. O’Halloran	2022	$300,000	$69,976	$300,000	$292,500	$20,434	$982,910
Vice President and	2021	$265,000	—	$450,500	$198,750	$19,339	$933,589
Chief Operating Officer

(1)	On March 24, 2022, each NEO received a retention bonus grant under which each NEO would receive cash and equity in installments, subject to vesting based on continued employment, on the first, second, and third anniversaries of the grant. No discretionary annual bonuses were paid with respect to 2022. The following table shows the grant to each NEO, including the grant date value of the equity portion of the grant.

2022 Retention Grant				Vested March 24, 2023		Vests March 24, 2024		Vests March 24, 2025
Name	Cash	Equity	Total	Cash	Equity	Cash	Equity	Cash	Equity
Samuel H. Norton	$275,000	$856,000	$1,131,000	$55,000	$171,200	$82,500	$256,800	$137,500	$428,000
Richard L. Trueblood	$300,000	$96,300	$396,300	$60,000	$19,260	$90,000	$28,890	$150,000	$48,150
Patrick J. O’Halloran	$260,000	$89,880	$349,880	$52,000	$17,976	$78,000	$26,964	$130,000	$44,940

(2)	On March 24, 2022, each NEO received performance-based RSU grants, a portion of which have a TSR goal and an ROIC goal. Please refer to the Performance-based RSU Awards section under “How We Compensate Our Executives”. The TSR and ROIC awards are scheduled to vest in full as of December 31, 2024, subject to the Compensation Committee’s certification of the achievement of the performance goals at the end of the performance period. The amounts represent the aggregate grant date fair value of these grants at target, calculated in accordance with ASC 718, Compensation - Stock Compensation, as follows: $531,250 for Mr. Norton, $162,500 for Mr. Trueblood and $150,000 for Mr. O’Halloran. These awards are subject to a maximum achievement of 150%, which would result in a value of $796,875 for Mr. Norton, $243,750 for Mr. Trueblood, and $225,000 for Mr. O’Halloran.

(3)	On March 23, 2021, each NEO received performance-based RSU grants, a portion of which have a TSR goal and an ROIC goal. Please refer to the Performance-based RSU Awards section under “How We Compensate Our Executives”. The TSR and ROIC awards are scheduled to vest in full as of December 31, 2023, subject to the Compensation Committee’s certification of the achievement of the performance goals at the end of the performance period. The amounts represent the aggregate grant date fair value of these grants at target, calculated in accordance with ASC 718, Compensation - Stock Compensation, as follows: $425,000 for Mr. Norton, $127,500 for Mr. Trueblood and $112,625 for Mr. O’Halloran. These awards are subject to a maximum achievement of 150%, which would result in values of $637,500 for Mr. Norton, $191,250 for Mr. Trueblood, and $168,938 for Mr. O’Halloran.
(4)	On March 23, 2021, each NEO received a Special 2021 Grant of performance-based RSUs, Please refer to the Performance-based RSU Awards section under “How We Compensate Our Executives”. The Special 2021 Grant covered the 18-month period from January 1, 2021 to June 30, 2022 and the Compensation Committee certified its vesting at 65%. The amounts represent the aggregate grant date fair value of these grants at target, calculated in accordance with ASC 718, Compensation - Stock Compensation, as follows: $488,750 for Mr. Norton, $255,000 for Mr. Trueblood and $225,250 for Mr. O’Halloran.

(5)	On March 24, 2022, each NEO received time-based equity awards, one-third of which vested on March 24, 2023 and one-third of which will vest on each of March 24, 2024 and 2025, subject to continued employment through the vesting date.

(6)	On March 23, 2021, each NEO received time-based equity awards, one-third of which vested on March 23, 2022 and one-third of which vested on March 23, 2023, and one-third which will vest on March 23, 2024, subject to continued employment through the vesting date.

(7)	These amounts reflect what was actually paid under the Annual Incentive Program. Please see “2022 Annual Incentive Program for the Executive Officers” section of “How We Compensate Our Executives” for more details.

(8)	See the “All Other Compensation Table” for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column for 2022 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution (1)	Other (2)	Total
Samuel H. Norton	$18,300	$2,826	$21,126
Richard L. Trueblood	$18,300	$2,134	$20,434
Patrick J. O’Halloran	$18,300	$2,134	$20,434

(1)	Constitutes OSG’s matching contributions under the Savings Plan.
(2)	Represents OSG’s contribution toward excess liability insurance coverage premiums.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning equity awards held by the Named Executive Officers as of December 31, 2022. This table includes unexercised and unvested option and stock awards. The market value of the stock awards is based on the market price of OSG’s Class A Common Stock at the close of business on December 31, 2022, which was $2.89 per share.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Samuel H. Norton	3/24/22	—		—	—	—	254,187	(3)	$734,600	254,186	(6)	$734,598
	3/24/22	—		—	—	—	409,569	(4)	$1,183,656	—		—
	3/23/21	—		—	—	—	120,056	(3)	$346,962	90,042	(5)	$260,221
	3/23/20	—		—	—	—	87,190	(3)	$251,980
	2/8/19	612,745	(2)	—	$1.82	2/8/2029	—		—	—		—
	2/8/18	494,118	(2)	—	$1.70	2/8/2028	—		—	—		—
	3/23/17	17,637	(1)	—	$4.04	3/23/2027	—		—	—		—
	8/3/16	297,818	(1)	—	$5.57	8/3/2026	—		—	—		—

Richard L. Trueblood	3/24/22	—		—	—	—	77,751	(3)	$224,700	77,752	(6)	$224,703
	3/24/22	—		—	—	—	46,077	(4)	$133,161	—		—
	3/23/21	—		—	—	—	36,017	(3)	$104,088	27,012	(5)	$78,065
	3/23/20	—		—	—	—	30,773	(3)	$88,934	—		—

Patrick J. O'Halloran	3/24/22	—		—	—	—	71,770	(3)	$207,415	71,770	(6)	$207,415
	3/24/22	—		—	—	—	43,005	(4)	$124,284	—		—
	3/23/21	—		—	—	—	31,815	(3)	$91,944	23,861	(5)	$68,958
	3/23/20	—		—	—	—	27,183	(3)	$78,558	—		—
	3/23/17	18,078	(1)	—	$4.04	3/23/2027	—		—	—		—

(1)	These options to purchase shares of Class A Common Stock became exercisable on the first, second, and third anniversaries of the grant date, respectively.

(2)	This represents Mr. Norton’s annual incentive compensation, awarded in fully vested options in accordance with the terms of his prior employment agreement.

(3)	The unvested portions of these time-based RSUs will vest in approximately equal installments on the second and third anniversaries of the grant date, as applicable.
(4)	On March 24, 2022, each NEO received a retention bonus grant under which each NEO would receive cash and equity in installments, subject to vesting based on continued employment, on the first, second, and third anniversaries of the grant. No discretionary annual bonuses were paid with respect to 2022. See footnote 1 of the Summary Compensation table for more details.
(5)	These performance-based RSU awards are comprised of two separate grants, both of which become fully vested when the performance periods end on December 31, 2023, provided that certain performance goals are satisfied. The performance goal for one award is based on our TSR and the performance goals for the second award is based on ROIC. The award based upon TSR is 50% of the grant total and is subject to OSG’s three-year TSR performance relative to the performance of the companies that comprise a combination of the Oil & Gas Storage & Transportation and Marine GICS Sub Industries Indexes. The award based upon ROIC is 50% of the grant total and is subject to OSG’s cumulative ROIC relative to OSG’s budgeted ROIC for the performance period. As of year-end 2022, the achievement level for the TSR metric was positive but performing below the comparator group’s threshold and the achievement level for the ROIC metric is trending toward threshold, as depicted in the following table:

2021 Grant				Share payout if the
Measurement Date				current trends are
12/31/2023		# of shares		realized
Name	PRSU Name	Target	Trend
Samuel H. Norton	TSR	90,042	45,021	90,042
	ROIC	90,042	45,021
Richard L. Trueblood	TSR	27,012	13,506	27,012
	ROIC	27,012	13,506
Patrick J. O’Halloran	TSR	23,861	11,931	23,861
	ROIC	23,861	11,931

(6)	These performance-based RSU awards are comprised of two separate grants. The TSR and ROIC awards both cliff vest with performance periods ending on December 31, 2024. The award based upon TSR is subject to OSG’s three-year TSR performance relative to the performance of the companies that comprise a combination of the Oil & Gas Storage & Transportation and Marine GICS Sub Industries Indexes. The award based upon ROIC is subject to OSG’s cumulative ROIC relative to OSG’s budgeted ROIC for the performance period. As of year-end 2022, the achievement level for both the TSR and ROIC metrics were trending toward a target payout, as depicted in the following table:

2022 Grant				Share payout if the
Measurement Date				current trends are
12/31/2024		# of shares		realized
Name	PRSU Name	Target	Trend
Samuel H. Norton	TSR	127,093	127,093	254,186
	ROIC	127,093	127,093
Richard L. Trueblood	TSR	38,876	38,876	77,752
	ROIC	38,876	38,876
Patrick J. O’Halloran	TSR	35,885	35,885	71,770
	ROIC	35,885	35,885

POTENTIAL PAYMENTS UPON TERMINATION

The following table discloses the amounts that would have been payable to each NEO upon termination of his employment, assuming that such termination occurred on December 31, 2022. The table excludes amounts that are available generally to all salaried employees, such as amounts payable under the Savings Plan. The market value of the stock awards is based on the market price of OSG’s Class A Common Stock at the close of business on December 31, 2022, which was $2.89 per share.

Event	Samuel H. Norton	Richard L. Trueblood	Patrick J. O’Halloran
Involuntary Termination Without Cause or Voluntary Termination for Good Reason
Cash severance (1)	$425,000	$325,000	$300,000
Pro-rata Annual Incentive Compensation (2)	$637,500	$316,875	$292,500
Retention Cash (3)	$275,000	$300,000	$260,000
Acceleration & Continuation of Equity Awards (4)(5)	$3,518,744	$550,885	$502,202
Total	$4,856,244	$1,492,760	$1,354,702
Death / Disability
Pro-rata Annual Incentive Compensation (2)	$—	$316,875	$292,500
Retention Cash (3)	$275,000	$300,000	$260,000
Acceleration & Continuation of Equity Awards (4)	$2,517,197	$550,885	$502,202
Total	$2,792,197	$1,167,760	$1,054,702
Change In Control
Cash severance (1)	$425,000	$325,000	$300,000
Pro-rata Annual Incentive Compensation (6)	$425,000	$211,250	$195,000
Acceleration & Continuation of Equity Awards (7)	$3,814,658	$963,973	$871,561
Total	$4,664,658	$1,500,223	$1,366,561

(1)	The cash severance payment is equal to 12 months of base salary.

(2)	The Annual Incentive Compensation payment is pro-rated based on the based on the number of days in the fiscal year in which the NEO was employed and the actual performance for the year of termination. Mr. Norton is not eligible for a pro-rated annual incentive compensation payment in the event of death or disability. The amounts shown reflect the actual payment under OSG’s Annual Incentive Program for 2022.

(3)	Represents the cash portion of the 2022 Retention Grant which is payable in full at termination.

(4)	All outstanding time-based RSU awards accelerate as of the date of separation from service.

(5)	For Mr. Norton, all open performance-based RSU awards accelerate as of the date of separation from service and the performance criteria thereunder would be deemed to have been satisfied at the designated target level. These grants would be pro-rated to reflect the number of days in the performance period that have lapsed as of the date of separation from service.

(6)	The full amount of the annual incentive compensation payment is payable at the target value and is not pro-rated.

(7)	With respect to all awards granted to the Executive under OSG’s incentive compensation plans and outstanding as of the Change in Control (as defined in the relevant employment agreements):

●	Time-based RSU awards accelerate and vest as of the Executive’s date of separation from service due to termination by OSG without Cause (as defined in the relevant employment agreement) or by the Executive for Good Reason (as defined in the relevant employment agreement) at any time during the period ending on the second anniversary of the Change in Control.

●	All open performance-based RSU awards accelerate as of the date of separation from service and the performance criteria thereunder would be deemed to have been satisfied at the designated maximum level. These grants would be pro-rated to reflect the number of days in the performance period that have lapsed as of the date of separation from service.

NON-GAAP FINANCIAL MEASURES

OSG reports its financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”). However, OSG uses certain non-GAAP financial measures in its compensation program. These measures do not have a standardized meaning prescribed by GAAP and, therefore, we wish to provide our stockholders with additional information that will better enable them to understand how our Executive Officers’ performance is measured.

In our Annual Incentive Program we use the metric FCF, defined as EBITDA less capital expenditures. EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. EBITDA does not represent, and should not be a substitute for, net income/(loss) or cash flows from operations as determined in accordance with GAAP. The following table reconciles net income/(loss) as reflected in the consolidated statements of operations, to EBITDA.

($ in thousands)
	Years Ended December 31,
	2022	2021
Net income/(loss)	$26,564	$(46,252)
Income tax expense/(benefit)	6,894	(18,097)
Interest expense, net	33,060	29,203
Depreciation and amortization	70,637	61,823
EBITDA	137,155	26,677

One of the metrics used in the Special 2021 Grant was TCE revenues. TCE revenues represent shipping revenues less voyage expenses, and are used as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Another metric used in the Special 2021 Grant was EBITDA, which is described above. Reconciliations of TCE revenues, a non-GAAP measure, to shipping revenues as reported in the consolidated statements of operations follows:

($ in thousands)
	Years Ended December 31,
	2022	2021
Time charter equivalent revenues	$426,328	$292,595
Add: Voyage expenses	40,472	66,467
Shipping revenues	466,800	359,062

ADVISORY VOTE ON THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2)

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of the NEOs for 2022. Stockholders are urged to read the “How We Compensate Our Executives” section of this Proxy Statement and the accompanying compensation tables and narrative which discuss how our compensation policies and procedures implement our compensation philosophy as well as the compensation paid to the NEOs for 2022.

As more fully described in the “How We Compensate Our Executives” section, our executive compensation program is designed to:

1.	Attract, motivate, retain, and reward highly talented executives and managers, whose leadership and expertise are critical to OSG’s overall growth and success;

2.	Compensate each executive based upon the scope and impact of his or her position as it relates to achieving OSG’s corporate goals and objectives, as well as the potential of each executive to assume increasing responsibility within OSG;

3.	Align the interests of OSG’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and

4.	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the NEOs, fulfills these objectives.

Accordingly, the Board asks stockholders to approve the following resolution:

“RESOLVED, that the stockholders of OSG hereby approve, on an advisory basis, the compensation of the Named Executive Officers for 2022 as described in the “How We Compensate Our Executives” section of, and in the accompanying compensation tables and narrative in, OSG’s Proxy Statement for the 2023 Annual Meeting of Stockholders.”

As an advisory vote, the results of the vote will not be binding. However, the Board and the Compensation Committee value your opinion and will consider the outcome of the vote when making future decisions on the compensation of the NEOs and our executive compensation principles, policies and procedures, as we have done in the past. We are currently holding “say-on-pay” advisory votes on an annual basis.

The Board recommends a vote “FOR” advisory approval of

the resolution set forth above and approval of the compensation of the

Named Executive Officers for 2022 as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES FOR APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

We are providing stockholders with the opportunity to vote, on an advisory basis, as to the frequency of future stockholder advisory “say-on-pay” votes. Stockholders may vote to recommend such a vote every one year, every two years, or every three years, or they may abstain from voting.

In 2017, our stockholders, by advisory vote, approved the frequency of “say-on-pay” votes to be every year. This year we are asking our stockholders to consider this frequency again. The Board and Compensation Committee have determined that a “say-on-pay” vote on executive compensation every year continues to be appropriate to provide stockholders the opportunity to inform OSG of their opinion of how we compensate our executives.

As an advisory vote, this proposal is non-binding. However, the Board and the Compensation Committee value your opinion and will consider the outcome of the vote when making decisions regarding the frequency of “say-on-pay” votes. Nevertheless, the Board may decide to hold “say-on-pay” votes on a different basis than that recommended by the stockholders.

Our Board and Compensation Committee recommend a vote of “ONE (1) YEAR” with respect to the advisory vote on the frequency of future “say-on-pay” votes.

The Board of Directors recommends that stockholders vote FOR “ONE (1) YEAR”

as the preferred frequency of the “say-on-pay” proposal.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Management has primary responsibility for preparing the consolidated financial statements of OSG, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing independent audits of OSG’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAP”) and the effectiveness of OSG’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on our website at www.osg.com.

In fulfilling its oversight responsibilities, the Audit Committee met with management and OSG’s independent registered public accounting firm and held discussions concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements included in OSG’s Annual Report on Form 10-K for 2022. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and OSG’s independent registered public accounting firm. The Audit Committee further discussed with OSG’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communications with Audit Committees).

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of OSG’s internal control over financial reporting and OSG’s independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

OSG’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm its independence from OSG and management and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and OSG’s independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of OSG’s chief executive officer and chief financial officer which are required by the SEC and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements be included in the 2022 Form 10-K for filing with the SEC.

By the Audit Committee:

John P. Reddy, Chair
Rebecca K. DeLaet
Joseph I. Kronsberg

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents professional audit services fees incurred by OSG to Grant Thornton LLP, certified public accountants (“Grant Thornton”), for the audit of our annual financial statements and fees billed for other services for the fiscal years ended December 31, 2022 and December 31, 2021.

Fee Type	Fiscal Year 2022	Fiscal Year 2021
Audit Fees (1)	$676,381	$650,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees (2)	$25,000	$25,000
Total	$701,381	$675,000

(1)	Audit fees include fees for professional services rendered for the audit of our annual financial statements; the review of the financial statements included in our Forms 10-Q; Sarbanes-Oxley Section 404 attestation procedures; expenses incurred related to the performance of the services noted above; financial audits and reviews for certain of the Company’s subsidiaries; and services associated with documents filed with the SEC.
(2)	All other fees incurred by us to Grant Thornton were related to agreed-upon procedures for American Tanker, Inc.

The Audit Committee considered whether the provision of services described above under “All Other Fees” were compatible with maintaining Grant Thornton’s independence. OSG does not believe that any reasonable concerns about the objectivity of Grant Thornton in conducting the audit of OSG financial statements are raised as a result of the fees paid for non-audit-related services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Committee if it is to be provided by the independent auditor. Proposed services that exceed pre-approved cost levels require specific pre-approval by the Committee. All fees have been approved by the Committee in accordance with these policies and procedures.

RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 4)

The Audit Committee has appointed Grant Thornton as OSG’s independent registered public accounting firm to examine the consolidated financial statements of OSG and its subsidiaries for the fiscal year ending December 31, 2023. Grant Thornton has served as our independent registered public accounting firm since April 2020.

Stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, the Audit Committee is submitting this appointment to the stockholders for ratification as a matter of good corporate practice. If the appointment of Grant Thornton is not ratified by the stockholders, the Audit Committee, at its discretion, will reconsider its selection of Grant Thornton as our independent registered public accounting firm. Even if the appointment of Grant Thornton is ratified, the Committee may direct the appointment of a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Representatives of Grant Thornton are expected to virtually attend the 2023 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend a vote “FOR” the ratification of the selection of Grant Thornton LLP

as the independent registered public accounting firm for fiscal year 2023.

APPROVAL OF AN AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(PROPOSAL NO. 5)

Background and Considerations

Effective August 1, 2022, the State of Delaware, which is where the Company is incorporated, amended Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) to enable Delaware corporations to eliminate or limit the monetary liability of certain officers for the breach of the duty of care in limited circumstances. In light of this update, the Board has unanimously approved and declared advisable the amendment of our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for the breach of the duty of care in certain actions, as further described below.

Purpose and Effects of Proposed Amendment

As a general matter, the Board believes that our Restated Certificate should contain provisions consistent with the DGCL, as amended from time to time, and that amending our Restated Certificate to add the authorized liability protection for certain officers, which is consistent with the protection currently afforded our directors under the DGCL, is desirable in order to continue to attract and retain experienced and qualified officers.

The new provision of the DGCL, and, if this proposal is approved, our Restated Certificate, would only eliminate or limit an officer’s liability in connection with those direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions. However, this would not eliminate or limit officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Further, as is currently the case with directors under our Restated Certificate, the proposed amendment would not allow the elimination or limitation of liability of officers for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, breaches of the duty of loyalty, or any transaction in which the officer derived an improper personal benefit.

The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interests in accountability and their interests in the Company being able to attract and retain quality officers to work on its behalf. The Governance and Risk Committee and the Board believe it is important to provide protection from certain liabilities and expenses that may dissuade prospective or current officers from serving the Company due to the exposure to personal liability and risk of expenses they may incur without such protections.

The Governance and Risk Committee and the Board have considered the effects of the amendment to the Restated Certificate, if approved, including the narrow scope of the type and class of claims that officers of the Company would be exculpated from, the limited number of officers of the Company, and the benefits the Company would gain, and have determined that it is in the best interest of the Company and its stockholders to amend the Restated Certificate accordingly.

Text of the Amendment

The Board requests stockholders of the Company approve the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to revise Article FIFTH, Section (h) as follows:

(h) No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, officer, or both, as applicable, provided that nothing contained in this Second Amended and Restated Certificate of Incorporation shall eliminate or limit the liability of (i) a director or officer~~(i)~~ for any breach of his or her ~~the director’s~~ duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) a director under Section 174 of the DGCL; ~~or~~ (iv) a director or officer for any transaction from which he or she~~the director~~ derived an improper personal benefit; (v) an officer in any action by or in the right of the Corporation or (vi) a director or officer to the extent that such an elimination from or limitation of liability is prohibited under the DGCL. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors and/or officers, then the liability of a director and/or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Section 102- (b)(7) of the DGCL or of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification. All references in this paragraph to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102-(b)(7) of the DGCL.”

Effectiveness of the Amendment

Upon the approval of this proposal by our stockholders, the Company will file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation reflecting the changes contemplated by the proposed amendment. Such filing is expected to occur as soon as reasonably practicable following the Annual Meeting. If this proposal is not approved by our stockholders, the Company’s Restated Certificate will not be amended, and no exculpation will be provided for our officers.

The Governance and Risk Committee and the Board of Directors recommend a vote “FOR” the amendment of the Amended and Restated Certificate of Incorporation.

OWNERSHIP OF CLASS A COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN OTHER BENEFICIAL OWNERS

The tables below set forth beneficial ownership information with respect to our directors and director nominees, each of the executive officers listed in the Summary Compensation Table, and each person who is known to OSG to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock. The information with respect to such beneficial owners was prepared based on information supplied by such owners in their filings with the SEC. Except as disclosed in the notes to these tables and subject to applicable community property laws, OSG believes that each beneficial owner identified in the table possesses sole voting and investment power over all Class A Common Stock shown as beneficially owned by the beneficial owner.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days of March 31, 2023 (the “Measurement Date”). For purposes of calculating each person’s percentage ownership, shares of Class A Common Stock issuable pursuant to options or warrants exercisable within 60 days are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. In some cases, OSG believes that foreign ownership or other restrictions may limit the ability of warrant holders to exercise warrants they hold, meaning that such persons may not be required to report share ownership as they would not be entitled to receive the underlying shares of Class A Common Stock. The percentage of beneficial ownership is based on 79,191,275 shares of OSG’s Class A Common Stock outstanding as of the Measurement Date. On that date, there were 18,372,136 warrants (exercisable for 3,490,706 shares of Class A Common Stock) that were not included in that calculation (other than to the extent set forth with respect to any individual stockholder below).

Directors and Executive Officers

The table below sets forth information as to the number of shares and percentage of the outstanding shares of OSG’s Class A Common Stock beneficially owned by each director and director nominee, each NEO, other executive officers, and all director nominees and executive officers as a group, on the Measurement Date, all as reported to OSG. The address of each person identified below as of the date of this Proxy Statement is c/o Overseas Shipholding Group, Inc., 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

	Shares of Class A Common Stock Beneficially Owned (1)
Directors and Director Nominees	Number	Percentage Beneficially Owned
Douglas D. Wheat	210,633	*
Rebecca DeLaet	74,600	*
Joseph I. Kronsberg	186,800	*
Elaine D. Luria (2)	0	0
Anja L. Manuel (3)	85,053	*
Samuel H. Norton	4,065,614	5.06%
John P. Reddy	145,653	*
Julie E. Silcock	93,512	*
Gary E. Taylor	182,841	*
Other Named Executive Officers and executive officers
Richard Trueblood	344,142	*
Patrick J. O’Halloran	345,993	*
Damon M. Mote	345,584	*
Susan Allan	287,662	*
All directors, director nominees, and executive officers as a group (13 persons)	6,368,087	7.97%
*	Less than 1%

(1)	Includes shares of Class A Common Stock issuable within 60 days of March 31, 2023 upon the exercise of options warrants:
Mr. Norton - 1,422,318 shares; Mr. O’Halloran and Mr. Mote - 18,078 shares; Ms. Allan - 20,282; and all directors and executive officers as a group: 5,494,553 shares.
(2)	Ms. Luria, not currently a director, is standing for election at the Annual Meeting.

(3)	Ms. Manuel, currently a director, is not standing for re-election at the Annual Meeting.

Beneficial Owners of More than 5% of the Outstanding Shares of Class A Common Stock

The table below sets forth information as to the number of shares and percentage of the outstanding shares of those stockholders of OSG that beneficially own more than 5% of our outstanding Class A Common Stock (excluding director and nominees, NEOs, or other executive officers) on the Measurement Date, as reported by such owners in their filings with the SEC.

Name	Shares of Class A Common Stock Beneficially Owned*(1)
	Number	Percentage Beneficially Owned
Cyrus Capital Partners, L.P. (2)	16,297,542	16.70%
Saltchuk Resources, Inc. (3)	15,203,554	19.20%

* Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the Measurement Date.

(1)	Includes shares of Class A Common Stock underlying all warrants (at the Measurement Date stock exercise ratio of 0.19 shares for every warrant), owned by such person, and assumes gross exercise of warrants without withholding of any shares pursuant to the cashless exercise procedures of the warrants. The warrants are immediately exercisable but may only be exercised with OSG’s consent and are subject to certain citizenship rules and limitations on exercise, sale, transfer or other disposition.

(2)	Based on a Schedule 13D/A filed on November 15, 2022 and a Form 4 filed on December 16, 2022 with the SEC by Cyrus Capital Partners, L.P. (“Cyrus”) and certain of its affiliates. The number of shares of Class A Common Stock beneficially owned by Cyrus, together with its affiliates, includes 2,631,760 shares subject to currently exercisable warrants. The address of Cyrus and its affiliates is 65 East 55th Street, 35th Floor, New York, NY 10022.
(3)	Based on a Schedule 13D/A filed on September 7, 2021 with the SEC by Saltchuk Resources, Inc. (“Saltchuk”), Saltchuk has beneficial ownership of an aggregate amount of 15,203,554 shares of Class A Common Stock. The address of Saltchuk is 450 Alaskan Way South, Suite 708, Seattle, WA 98104.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to OSG’s equity compensation plans, which have been approved by OSG’s stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)*
Equity compensation plans approved by security holders	1,478,756	2.65	2,149,787
Equity compensation plans not approved by stockholders	—	—	—

* Consists of 1,130,883 Class A Common Stock shares eligible to be granted under the Incentive Compensation Plan for Management and 1,018,904 shares under the Non-Executive Director Incentive Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, OSG’s directors, executive officers and any persons owning beneficially more than 10% of OSG’s Class A Common Stock are required to file reports with the SEC on a timely basis concerning their ownership of Class A Common Stock and any changes in that ownership. Directors, executive officers and beneficial owners of more than 10% of the Class A Common Stock are also required to furnish OSG with copies of all Section 16(a) reports that they file with the SEC. Based solely upon a review of these reports received by OSG for 2022 and any written representations from reporting persons, we believe that all such reports were filed on a timely basis in 2022, except that, due to an administrative oversight, Messrs. Mote, Norton, O’Halloran, and Trueblood and Ms. Allan each had one Form 4 that was filed one day late relating to the vesting of performance-based restricted stock units upon the satisfaction of specified performance goals and the shares withheld in payment of the reporting person’s tax withholding liability incurred as a result of such vesting.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with the SEC requirements, this section (1) presents “Compensation Actually Paid,” or “CAP,” and (2) compares CAP to OSG’s performance, as measured by various metrics.

We note that compensation decisions at OSG are made by our Compensation Committee independently of disclosure requirements, based on the factors discussed in “How We Compensate Our Executives.” In particular, while SEC rules require disclosure of CAP and specify the manner in which CAP is calculated, the Committee does not use CAP in making compensation decisions and regards CAP as a supplemental measure to be viewed alongside the performance metrics on which the Committee bases its decisions.

CAP

The table below shows (1) CAP based on the information in Summary Compensation Table (“SCT”) and as adjusted for 2021 and 2022, as required by SEC rules, and (2) the value of a hypothetical initial investment made on December 31, 2020 of $100 in OSG stock as of December 31, 2021 and December 31, 2022 based on TSR, as explained below.

Year	Summary Compensation Table Total to PEO ($)(1)	Compensation Actually Paid to PEO($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based on TSR (3)	Net Income ($) (in thousands)
2022	$2,372,326	$2,627,988	$990,990	$1,003,566	$126	$28,741
2021	$2,314,967	$1,634,695	$973,839	$767,260	$116	$(46,252)

(1)	The Principle Executive Officer (“PEO”) in both reporting years is our CEO, Mr. Norton.

(2)	The non-PEO NEOs in 2022 were Mr. Trueblood and Mr. O’Halloran. The non-PEO NEOs in 2021 were Mr. Trueblood, Mr. O’Halloran, and Mr. Mote.

(3)	The values disclosed in this column represent a hypothetical investment of $100 in our stock made on December 31, 2020, and as of December 31, 2021 and December 31, 2022, based upon the Company’s TSR for the years then ended.

To calculate CAP, the following amounts were deducted from and added to “Total Compensation” as set forth in the SCT:

PEO SCT Total to CAP Reconciliation:
Year	Salary	Bonus and Non- Equity Incentive Compensation	Other Compensation	SCT Total	Deductions from SCT Total	Additions to SCT Total	CAP
			(1)		(2)	(3)
2022	$425,000	$692,500	$21,126	$2,372,326	($1,233,700)	$1,489,361	$2,627,988
2021	$425,000	$531,250	$19,967	$2,314,967	($1,338,750)	$658,478	$1,634,695

Average Non-PEO NEOs SCT Total to CAP Reconciliation:
Year	Salary	Bonus and Non- Equity Incentive Compensation	Other Compensation	SCT Total	Deductions from SCT Total	Additions to SCT Total	CAP
			(1)		(2)	(3)
2022	$312,500	$326,937	$20,434	$990,990	($331,118)	$343,694	$1,003,566
2021	$276,667	$207,500	$19,339	$973,839	($470,333)	$263,754	$767,260

(1)	Reflects “all other compensation,” as reported in the SCT for the year shown.
(2)	Represents the grant date fair value of equity-based awards granted each year.
(3)	Reflects the fair value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP for fiscal years 2021 and 2022 is further detailed in the supplemental tables below.

SUPPLEMENTAL

PEO Equity Component of CAP for FY2021:

Equity Type	Fair Value of Current Year Equity Awards at 12/31/21	Change in Value of Prior Years’ Awards Unvested at 12/31/21	Change in Value of Prior Years’ Awards That Vested in FY2021	Equity Value Included in CAP
	(a)	(b)	(c)	(d) = (a) + (b) + (c)
PSUs	$727,900	($352,489)	$0	$375,412
RSUs	$338,558	($59,004)	$3,512	$283,066
Total	$1,066,458	($411,492)	$3,512	$658,478

SUPPLEMENTAL
Average Non-PEO Equity Component of CAP for FY2021:
Equity Type	Fair Value of Current Year Equity Awards at 12/31/21	Change in Value of Prior Years’ Awards Unvested at 12/31/21	Change in Value of Prior Years’ Awards That Vested in FY2021	Equity Value Included in CAP
	(a)	(b)	(c)	(d) = (a) + (b) + (c)
PSUs	$281,001	($111,472)	$17,565	$187,094
RSUs	$93,667	($19,012)	$2,005	$76,660
Total	$374,668	($130,484)	$19,570	$263,754

SUPPLEMENTAL
PEO Equity Component of CAP for FY2022:
Equity Type	Fair Value of Current Year Equity Awards at 12/31/22	Change in Value of Prior Years’ Awards Unvested at 12/31/22	Change in Value of Prior Years’ Awards That Vested in FY2022	Equity Value Included in CAP
	(a)	(b)	(c)	(d) = (a) + (b) + (c)
PSUs	$734,598	($26,086)	($443,751)	$264,760
RSUs	$971,332	$209,319	$43,951	$1,224,601
Total	$1,705,929	$183,233	($399,801)	$1,489,362

SUPPLEMENTAL

Average Non-PEO Equity Component of CAP for FY2022:

Equity Type	Fair Value of Current Year Equity Awards at 12/31/22	Change in Value of Prior Years’ Awards Unvested at 12/31/22	Change in Value of Prior Years’ Awards That Vested in FY2022	Equity Value Included in CAP
	(a)	(b)	(c)	(d) = (a) + (b) + (c)
PSUs	$216,059	($13,429)	($178,046)	$24,584
RSUs	$241,802	$63,522	$13,785	$319,110
Total	$457,861	$50,094	($164,261)	$343,694

Relationship between CAP and TSR

As shown in the graph below, the PEO and average non-PEO NEO CAP amounts are aligned with the Company’s TSR (assuming an initial investment of $100 made on December 31, 2020) for the fiscal years ended December 31, 2021 and 2022. The dollar amounts in the graph are shown in thousands ($K).

Relationship between CAP and Net Income

The graph below reflects the relationship between PEO and average Non-PEO NEO CAP amounts and the Company’s net income for the fiscal years ending December 31, 2021 and 2022. As shown in the graph below, the PEO and average Non-PEO NEO CAP amounts are aligned with the Company’s net income. The dollar amounts in the graph are shown in thousands ($K).

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited on behalf of the Board of OSG for use at the Annual Meeting to be held virtually on Thursday, June 15, 2023 at 9:30 a.m. (ET), or any adjournment or postponement thereof, for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders.

Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Record Date, Shares Outstanding and Votes Required

Only stockholders of record at the close of business on April 17, 2023 (the “Record Date”) are entitled to vote at the Annual Meeting. The Company has one class of voting securities, its Class A Common Stock, with each share entitled to one vote. As of the Record Date, 78,693,369 shares were outstanding.

All shares represented by an eligible proxy will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted:

(1)	to elect eight directors to serve until the 2024 Annual Meeting of Stockholders of the Company;

(2)	to approve, on an advisory basis, the 2022 compensation for our Named Executive Officers as described in “How We Compensate Our Executives” and in the compensation data provided in the tables in the Proxy Statement;

(3)	to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our Named Executive Officers;

(4)	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023;

(5)	to amend our Amended and Restated Certificate of Incorporation to allow for the exculpation of officers as permitted by Delaware law.

Vote Required to Approve the Matters being submitted to stockholder votes at the Annual Meeting

Election of Directors; “Say-on-Pay” Vote; and Ratification of Independent Registered Public Accounting Firm. Each of the election of directors, the advisory vote to approve the compensation of the NEOs, and the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2023 requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock present at the meeting and entitled to vote thereon. Abstentions and broker non-votes do not count as votes “for” or “against” and, therefore, have no effect on the outcome of the voting.

“Say-on-Frequency” Vote. Stockholders will be able to specify one of four options in connection with the advisory vote on the frequency of future “say-on-pay” votes: ONE (1) YEAR, TWO (2) YEARS, THREE (3) YEARS, or ABSTAIN. The option that receives the most votes at the Annual Meeting will be approved on a non-binding, advisory basis. Abstentions and broker non-votes do not count for purposes of determining the result of this non-binding advisory vote.

Amendment of Restated Certificate of Incorporation. Approval of the proposed amendment to the Restated Certificate requires the affirmative vote of a majority of the voting power of the outstanding shares of our stock entitled to vote thereon, voting together as a single class. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the amendment. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the proposed amendment.

Voting

Some of the Company’s stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

●	Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., then you are considered the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote at the Annual Meeting.

●	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a “legal proxy,” as discussed below.

As a stockholder of record, you may vote by one of the following methods:

●	Internet Voting. You may use the Internet as described on the proxy card or the notice of availability of proxy materials, as applicable, to vote your shares of Common Stock by giving the Company a proxy. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card or your notice of availability of proxy materials, as applicable, for specific instructions.

●	Telephone Voting. You may vote your shares of Common Stock by giving the Company a proxy using the toll–free number listed on the proxy card. The procedure allows you to vote your shares and to confirm that your vote was recorded. Please see your proxy card for specific instructions.

●	Voting By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided. This option is available only to those stockholders who have received a paper copy of a proxy card by mail.

●	Voting at the Annual Meeting. You may vote at the Annual Meeting as indicated above under “Remote Participation in the Annual Meeting” at the beginning of this Proxy Statement.

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of Common Stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you hold your shares through a broker, bank, trustee or other nominee and you wish to vote at the meeting, you will need to deliver a legal proxy as indicated above under “Remote Participation in the Annual Meeting” at the beginning of this Proxy Statement. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of Common Stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you vote at the meeting and or legally appoint another proxy to vote on your behalf.

It is very important that you are represented at the meeting and that your shares are voted. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to virtually attend the Annual Meeting.

To conduct the business of the Annual Meeting we must have a quorum. The presence of at least a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted toward fulfillment of quorum requirements. Abstentions and broker non-votes will not be counted in tabulations of the votes cast on any of the proposals presented at the Annual Meeting. A broker non–vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of directors, or for the compensation for 2022 of our NEOs, or for the approval of the amendment to the Restated Certificate, or on the frequency of future advisory votes on the compensation of our NEOs, but will have discretionary authority to vote on the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

As all of these matters are very important to OSG, we urge you to vote your shares as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Expenses

The cost of soliciting proxies for the meeting will be borne by OSG. OSG will also reimburse brokers and others who are only record holders of the OSG shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Proposals for Annual Meeting of Stockholders in 2024

Stockholder proposals submitted under the SEC rules for inclusion in the Proxy Statement for the Annual Meeting in 2024 must be received no later than December 30, 2023. Stockholder proposals submitted under the SEC rules must comply with the proxy rules and be submitted in writing to our Corporate Secretary at the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

Any stockholder who wishes to propose a matter for action at the Company’s Annual Meeting in 2024 pursuant to the Company’s Amended and Restated By–laws must notify the Company in writing, and provide the information required by the Company’s Amended and Restated By–laws, no earlier than 90 days and no later than 60 days prior to June 15, 2024, the first anniversary of this year’s Annual Meeting. In other words, the notice and such information must be received between March 17, 2024 and April 16, 2024. Stockholders can obtain a copy of the Amended and Restated By-laws by writing to the Corporate Secretary.

Under our Amended and Restated By-laws, a stockholder may nominate a person as a nominee for director by writing to the Corporate Secretary. Such nominations must be received between March 17, 2024, and April 16, 2024 in order for a candidate to be considered for election at the Annual Meeting in 2024. Each such nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) the class and/or series and number of shares of stock of the Company which are beneficially owned by the stockholder; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to attend the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) if the stockholder intends to solicit proxies in support of such stockholder’s nominee(s), a representation to that effect.  Additionally, a stockholder soliciting proxies in support of director candidates other than those nominated by the Board are subject to, and must comply with, the SEC’s “universal proxy” rules.

OTHER MATTERS

The Board is not aware of any matters to be presented at the Annual Meeting other than those specified above. If any other matter should be presented, proxy holders will vote the shares represented by the proxy on such matter in accordance with their best judgment.

We have adopted a procedure approved by the SEC known as “householding” that permits companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Stockholders who participate in householding will continue to receive separate proxy cards. This process potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Householding will continue until you are notified otherwise or until you request to no longer participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or OSG if you hold shares registered in your name, and OSG will promptly undertake to carry out your request. You can notify OSG by sending a written request to OSG at its address set forth above.

OSG’s 2022 Form 10-K is available at www.osg.com/investor-relations. It does not form part of this Proxy Statement. OSG will provide to any stockholder of OSG, without charge, a copy of the 2022 Form 10-K upon the written request of such stockholder addressed to the Corporate Secretary of OSG at 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.

PROXY OVERSEAS SHIPHOLDING GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The undersigned hereby appoints Susan Allan and Richard Trueblood, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of Overseas Shipholding Group, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on June 15, 2023, and any continuation, adjournment, or postponement thereof, as hereinafter specified and, in their judgment, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given. Our Annual Meeting will be held virtually. To participate in the Annual Meeting, dial (844) 200-6205 for U.S. callers, and (929) 526-1599 for international callers, and enter Access Code 601936. Please dial in ten minutes prior to the start of the call. Stockholders and other interested parties can listen to a live webcast of the Annual Meeting through the Investor Relations section of OSG's website at www.osg.com. We urge you to vote as soon as possible by telephone or over the Internet. If you wish to vote on the date of the Annual Meeting, or to change your vote, you may do so by sending an email to investor-relations@osg.com and attaching your proxy card, or if your shares are held by a bank, broker, or other nominee, your voting instruction form and the legal proxy provided by your bank, broker or other nominee. This information is necessary in order for your vote to be counted. Your email must be received by 9:35 a.m. Eastern Time on Thursday, June 15, 2023 in order for your vote to be counted (or for your change of vote to be effective). THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2, 4, AND 5, AND FOR “1 YEAR” ON PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY CONTINUATION, POSTPONEMENT, OR ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2023 The Annual Report and Proxy Statement to Stockholders are available at: https://viewproxy.com/OSG/2023 The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR Proposals 2, 4, and 5, and for “1 YEAR” on Proposal 3: Please mark your votes like this .. Proposal 1. Vote for the Election of Directors: NOMINEES: FOR ALL . WITHHOLD ALL . FOR ALL EXCEPT (1) Rebecca K. DeLaet . (2) Joseph I. Kronsberg . (3) Elaine D. Luria . (4) Samuel H. Norton . (5) John P. Reddy . (6) Julie E. Silcock . (7) Gary Eugene Taylor . (8) Douglas D. Wheat . Please indicate if you plan to attend this virtual meeting . Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) . VIRTUAL CONTROL NUMBER Vote for the Proposals: Proposal 2. Approval, on an advisory basis, of the compensation for 2022 of the Named Executive Officers. FOR . AGAINST . ABSTAIN . Proposal 3. Approval, on an advisory basis, of the frequency of future advisory votes of the compensation of our Named Executive Officers. 1 YEAR . 2 YEARS . 3 YEARS . ABSTAIN . Proposal 4. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year 2023. FOR .. AGAINST . ABSTAIN . Proposal 5. Approval to amend our Amended and Restated Certificate of Incorporation to allow for the exculpation of officers as permitted by Delaware law. FOR . AGAINST . ABSTAIN . To transact other business as may properly come before the meeting or any continuation, adjournment, or postponement thereof. Date Signature Signature (Joint Owners) Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title. As a stockholder of Overseas Shipholding Group, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on June 14, 2023. VIRTUAL MEETING June 15, 2023 at 9:30 a.m. EDT To Attend the Virtual Meeting: Call 1-844-200-6205 for US callers 1-929-526-1599 for International callers Access Code 601936 or by webcast: www.osg.com/investor-relations/webcast-presentations-1 VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.fcrvote.com/OSG Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-402-3905 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided.